SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sabre Corporation

(Name of Registrant as Specified In Its Charter)

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April 17, 2015

Dear Fellow Stockholders:

We are pleased to invite you to the 2015 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 28, 2015, at 9:30 a.m. local time, at our Global Headquarters, located at 3150 Sabre Drive, Southlake, Texas 76092.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible. You can vote by marking, signing and dating the enclosed proxy card, by using the internet or by telephone. Instructions on all three methods of voting are contained on the proxy card.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Larry Kellner	Tom Klein
Chairman of the Board	President and Chief Executive Officer

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Sabre Corporation, a Delaware corporation, will be held at 9:30 a.m. local time on Thursday, May 28, 2015, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, for the following purposes:

1.	To elect Lawrence Kellner, Judy Odom and Karl Peterson to our Board of Directors, each to serve a three-year term,

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2015,

3.	To hold an advisory vote on the compensation of our named executive officers,

4.	To hold an advisory vote on the frequency of the advisory stockholder vote on the compensation of our named executive officers, and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Our Board of Directors recommends you vote (i) FOR the election of directors named in this proxy statement from the Class of 2015, (ii) FOR ratification of the appointment of our independent auditors, (iii) FOR the advisory vote on the compensation of our named executive officers, and (iv) for the option of every THREE YEARS as the frequency of the advisory stockholder vote on the compensation of our named executive officers.

Only stockholders of record at the close of business on March 30, 2015 are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements.

Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares promptly. Please sign, date and mail the included proxy card in the enclosed envelope, or vote your shares electronically via the internet or by telephone.

By order of the Board of Directors.

Steve Milton
Corporate Secretary

April 17, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 28, 2015

This proxy statement and the 2014 annual report are available at

www.proxydocs.com/SABR

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ii

PROXY STATEMENT

for the Annual Meeting of Stockholders

to be Held on May 28, 2015

INFORMATION ABOUT OUR ANNUAL MEETING

Date, Time and Place of Meeting

Our 2015 Annual Meeting will be held on Thursday, May 28, 2015, at 9:30 a.m. local time, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092.

Only stockholders as of the record date and persons holding proxies from stockholders as of the record date may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification, to the Annual Meeting. If you are a representative of an entity that owns shares, you must bring a form of photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity holds the shares in street name, proof of the entity’s beneficial ownership to the Annual Meeting. If you are a proxyholder, you must bring a valid legal proxy and a form of photo identification to the Annual Meeting. Use of cameras and recording devices will not be permitted at the Annual Meeting.

Record Date; Mailing Date

The Board of Directors established the close of business on March 30, 2015 as the record date for determining the holders of Sabre stock entitled to notice of and to vote at the Annual Meeting.

On the record date, 271,278,583 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

We are first mailing this proxy statement and the accompanying proxy materials to holders of Sabre common stock on or about April 17, 2015.

How to Vote

You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

¡	Registered stockholder. Your shares are represented by certificates or book entries in your name on the records of Sabre’s stock transfer agent, American Stock Transfer & Trust Company, LLC, or

¡	Beneficial stockholder. You hold your shares in “street name” through a broker, trust, bank or other nominee.

You may vote your shares by proxy in any of the following three ways:

¡	Using the Internet. Registered stockholders may vote using the internet by going to www.proxypush.com/SABR and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank or other nominee.

¡	By Telephone. Registered stockholders may vote, from within the United States, using any touch-tone telephone by calling (866) 206-5104 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank or other nominee.

¡	By Mail. Registered stockholders may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms by their brokers, trusts, banks or other nominees provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares as follows:

¡	FOR the election of directors named in this proxy statement,

¡	FOR ratification of the appointment of our independent auditors,

¡	FOR the advisory vote on the compensation of our named executive officers, and

¡	for the option of every THREE YEARS as the frequency of advisory stockholder votes on the compensation of our named executive officers.

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

How to Revoke Your Vote

Any stockholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone, (2) notifying our Corporate Secretary at 3150 Sabre Drive, Southlake, Texas 76092 in writing, which notice must be received by the Corporate Secretary before the meeting or (3) voting in person at the meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of capital stock entitled to be voted at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Votes Required

Item 1: Election of Directors. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected.

Item 2: Ratification of Appointment of Our Independent Auditors. The affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares of capital stock entitled to vote and present, in person or by proxy, at the meeting is required.

Item 3: Advisory Vote to Approve Sabre’s Executive Compensation. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the advisory vote to approve Sabre’s executive compensation.

Item 4: Frequency of Submission to Stockholders of the Advisory Vote on Sabre’s Executive Compensation. The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. For Items 2 and 3, however, because the affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval, abstentions will be counted as votes against these proposals.

If you hold Sabre shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide these voting instructions, whether your shares can be voted by your bank, broker or other nominee depends on the type of item being considered for a vote.

¡	Non-Discretionary Items. The election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of stockholder votes on named executive officer compensation are non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

¡	Discretionary Items. The ratification of Ernst & Young LLP as Sabre’s independent registered public accounting firm for the fiscal year ending December 31, 2015 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders.

In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. In addition, we may enlist the help of banks, brokers, broker-dealers and similar organizations in soliciting proxies from their customers (i.e., beneficial stockholders)

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which govern the Board of Directors’ structure and proceedings and contain its position on many governance issues. These Guidelines are available in the investors section of our website at www.sabre.com.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board of Directors’ determination of what is in the best interests of Sabre and its stockholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors.

Mr. Kellner was appointed as non-executive Chairman of the Board in August 2013, and Mr. Klein has served as President and CEO since August 2013. The current leadership structure is based on the leadership provided by a non-executive Chairman of the Board (currently Mr. Kellner) and a full-time CEO (currently Mr. Klein), with both positions being subject to oversight and review by Sabre’s Board of Directors. The Board of Directors recognizes that, if circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of Sabre’s leadership structure.

The principal duty of the Chairman is to lead and oversee the Board of Directors, and the Chairman presides at all meetings of the Board of Directors and the stockholders. The Chairman, in consultation with the CEO (and any other executive officers as needed), also establishes an agenda for each meeting of the Board of Directors.

Principal Stockholders

The Principal Stockholders own approximately 68.6% of our common stock as of February 28, 2015. See “Security Ownership of Certain Beneficial Owners and Management.” The TPG Funds, the Silver Lake Funds and the Sovereign Co-Invest own approximately 32.2%, 19.8% and 16.6%, respectively, of our common stock as of February 28, 2015. As a result, we are a “controlled company” within the meaning of the corporate governance requirements of NASDAQ.

“TPG” refers to TPG Global, LLC and its affiliates, the “TPG Funds” refer to one or more of TPG Partners IV, L.P. (“TPG Partners IV”), TPG Partners V, L.P. (“TPG Partners V”), TPG FOF V-A, L.P. (“TPG FOF V-A”) and TPG FOF V-B, L.P. (“TPG FOF V-B”), “Silver Lake” refers to Silver Lake Management Company, L.L.C. and its affiliates and “Silver Lake Funds” refer to either or both of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. “Sovereign Co-Invest” refers to Sovereign Co-Invest, LLC, an entity co-managed by TPG and Silver Lake. “Principal Stockholders” refer to the TPG Funds, the Silver Lake Funds and Sovereign Co-Invest.

Stockholders’ Agreement

We are a party to an amended and restated Stockholders’ Agreement with the Silver Lake Funds, the TPG Funds and the Sovereign Co-Invest. The Stockholders’ Agreement provides that the Silver Lake Funds and the TPG Funds have certain nomination rights to designate candidates for nomination to our Board of Directors and, subject to any restrictions under applicable law or NASDAQ rules, the ability to appoint members to each Board committee.

As set forth in the Stockholders’ Agreement, for so long as the Silver Lake Funds collectively own at least 22 million shares of our common stock, they are entitled to designate for nomination two of the seats on our Board of Directors. Thereafter, the Silver Lake Funds will be entitled to designate for nomination one director so long as they own at least 7 million shares of our common stock. Further, for so long as the TPG Funds collectively own at least 44 million shares of our common stock, they are entitled to designate for nomination three of the seats on our Board of Directors. When the TPG Funds collectively own less than 44 million shares of our common stock, but at least 22 million shares of our common stock, the TPG Funds will be entitled to designate for nomination two directors. Thereafter, the TPG Funds will be entitled to designate for nomination one director so long as they own at least 7 million shares of our common stock.

In addition, the Silver Lake Funds and the TPG Funds also jointly have the right to designate for nomination one additional director (the “Joint Designee”), who must qualify as independent under NASDAQ rules and must meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so long as the Silver Lake Funds and the TPG Funds collectively own at least 10% of their collective shares of our common stock held by them at the closing of our initial public offering (the “Closing Date Shares”). However, if the Silver Lake Funds and the TPG Funds collectively own at least 10% of their collective Closing Date Shares and either individually owns less than 5% of its individual Closing Date Shares, then the Joint Designee shall be designated for nomination solely by the entity that owns more than 5% of its individual Closing Date Shares.

We are required, to the extent permitted by applicable law, to take all necessary action (as defined in the Stockholders’ Agreement) to cause the Board of Directors and the Governance and Nominating Committee to include the persons designated by the Silver Lake Funds or the TPG Funds, as applicable, in the slate of director nominees recommended by the Board of Directors for election by the stockholders and solicit proxies and consents in favor of such director nominees. Subject to the terms of the Stockholders’ Agreement, each Principal Stockholder agrees to vote its shares in favor of the election of the director nominees designated by the Silver Lake Funds and the TPG Funds.

In accordance with the Stockholders’ Agreement, the TPG Funds have appointed Mr. Bravante, Mr. Kusin and Mr. Peterson to our Board of Directors, and the Silver Lake Funds have appointed Mr. Mondre and Mr. Osnoss to our Board of Directors.

In addition, the Stockholders’ Agreement contains agreements among the parties, including with respect to transfer restrictions, tag-along rights, drag-along rights and rights of first refusal. The Stockholders’ Agreement also provides that, so long as the Silver Lake Funds and the TPG Funds collectively own at least 40% of their collective Closing Date Shares, approval of at least a majority of the Board of Directors, including at least one director nominated for designation by the Silver Lake Funds and one director nominated by the TPG Funds must be obtained before we are permitted to take any of the following actions:

¡	any merger, consolidation or sale of all or substantially all of the assets of Sabre or any of its subsidiaries,

¡	any voluntary liquidation, winding up or dissolution of Sabre or any of its subsidiaries or the initiation of any actions related to a voluntary bankruptcy, reorganization or recapitalization of Sabre or any of its subsidiaries,

¡	acquisitions or dispositions, or a related series of acquisitions or dispositions, of assets with a value in excess of $50 million or the entering into of a joint venture requiring a capital contribution in excess of $50 million by either Sabre or any of its subsidiaries,

¡	any fundamental change in Sabre’s or its subsidiaries’ existing lines of business or the entry by Sabre or any of its subsidiaries into a new significant line of business,

¡	any amendment to the Certificate of Incorporation or Bylaws of Sabre or Sabre Holdings Corporation,

¡	incurrence by Sabre or any of its subsidiaries of any indebtedness or derivatives liability, or any series of indebtedness or derivative liabilities in an aggregate amount in excess of $150 million or amending in any material respect the terms of existing or future indebtedness or derivatives liability in excess of $150 million, and

¡	hiring and termination of our CEO.

In the case of a vacancy on our Board of Directors created by the removal or resignation of a director designated by the Silver Lake Funds or the TPG Funds, as applicable, the Stockholders’ Agreement will require us to nominate an individual designated by that entity for election to fill the vacancy.

Board Composition and Director Independence

Our Board of Directors is currently comprised of eight directors. Our Certificate of Incorporation provides that the number of directors on our Board of Directors shall be not less than five directors nor more than eleven directors, as determined by the affirmative vote of the majority of the Board of Directors then in office. However, prior to the time when the Principal Stockholders beneficially own, collectively, less than 40% of the outstanding shares of our common stock, the Board of Directors shall not consist of more than nine directors. At any meeting of the Board of Directors, the attendance of a majority of the total number of authorized directors and, if the Silver Lake Funds or the TPG Funds, as applicable, then-currently has designated, solely and not jointly, for nomination pursuant to the Stockholders’ Agreement at least one director who is serving on the Board of Directors, one director designated by the Silver Lake Funds or the TPG Funds, as applicable, will constitute a quorum; provided that the Silver Lake Funds or the TPG Funds, as applicable, may, in its sole discretion, agree to waive the requirement that at least one director designated for nomination by such entity must be present to constitute a quorum.

Our Board of Directors has determined that George Bravante, Jr., Lawrence Kellner, Gary Kusin, Greg Mondre, Joseph Osnoss, Judy Odom and Karl Peterson are independent as defined under the corporate governance rules of NASDAQ. In making these determinations, the Board of Directors considered the applicable legal standards and any relevant transactions, relationships or arrangements, including (i) the fees paid to TPG and Silver Lake under the management services agreement (the “MSA”), which was terminated at the completion of our initial public offering, and (ii) that we do business with other companies affiliated with the Principal Stockholders. See “Certain Relationships and Related Party Transactions.”

Because we are a “controlled company” under the NASDAQ rules, our Compensation Committee and our Governance and Nominating Committee are not required to be fully independent, though they currently are. If such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of these committees accordingly in order to comply with these rules.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for membership to the Board of Directors. The Board of Directors has delegated the screening and recruitment process to the Governance and Nominating Committee, in consultation with our Chairman of the Board and with our President and CEO. The Governance and Nominating Committee believes that the criteria for director nominees should support Sabre’s strategies and business, ensure effective governance, account for individual director attributes and the overall mix of those attributes and support the successful recruitment of qualified candidates for the Board of Directors.

Qualified candidates for director are those who, in the judgment of the Governance and Nominating Committee, possess all of the general attributes and a sufficient mix of the specific attributes listed below to ensure effective service on the Board of Directors.

General Attributes	Specific Attributes
¡ Leadership skills	¡ Leadership experience
¡ Ethical character	¡ Industry knowledge
¡ Active participator	¡ Financial background
¡ Relationship skills	¡ Diversity
¡ Effectiveness	¡ International experience
¡ Independence	¡ Marketing experience
¡ Financial literacy	¡ Other functional expertise
¡ Reflection of Sabre Values

The Governance and Nominating Committee may receive recommendations for candidates for the Board of Directors from various sources, including our directors, management and stockholders. In addition, the Governance and Nominating Committee may periodically retain a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Governance and Nominating Committee.

The Governance and Nominating Committee recommends nominees to the Board of Directors to fill any vacancies. As provided in our Certificate of Incorporation, the Board of Directors elects a new director when a vacancy occurs between annual meetings of stockholders. The Governance and Nominating Committee also recommends to the Board of Directors any new appointments and nominees for election as directors at our annual meeting of stockholders, as well as assesses the contributions of directors selected for re-election in accordance with our Corporate Governance Guidelines.

Attributes of Current Directors

The Governance and Nominating Committee believes that each director possesses all of the general attributes described above and a sufficient mix of the specific attributes. See “Certain Information Regarding Nominees for Director” for additional information regarding director qualifications.

Diversity of Directors

As noted above, the Governance and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Governance and Nominating Committee considers specific attributes for director candidates, including whether the individual brings an appropriate level of diversity, which may be, among others, geographical, industry, function, gender, race or ethnicity. While the Governance and Nominating Committee carefully considers this diversity when considering nominees for director, the Governance and Nominating Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Governance and Nominating Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. Under our Bylaws, a stockholder wishing to nominate a candidate for election to the Board of Directors at an annual meeting of stockholders is required to give timely notice in writing to Sabre’s Corporate Secretary, which notice must also fulfill the requirements of the Bylaws as described below. The stockholder must be a stockholder of record of Sabre at the time the notice is delivered to the Corporation and must be entitled to vote at the meeting. The notice must be received by Sabre’s Corporate Secretary at Sabre’s principal executive offices not earlier than the opening of business 120 days before, and not later than the close of business 90 days before, the first anniversary of the date of the preceding year’s annual meeting of stockholders. The notice of nomination is required to contain information, as set forth in our Bylaws, about both the nominee and the stockholder making the nomination, the nominee’s consent to being named in the proxy statement, and a description of certain agreements, arrangements or understandings in connection with the making of the nomination. The Bylaws provide that the notice must also contain information about certain stock holdings of the stockholder making the nomination, including derivative holdings, dividend rights that are separated from or separable from the underlying shares and certain performance-related fees, as well as information that would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted). We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director.

A nomination that does not comply with the requirements set forth in our Bylaws will not be considered for presentation at the annual meeting, but will be considered by the Governance and Nominating Committee for any vacancies arising on the Board of Directors between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

Board Meetings and Annual Meeting Attendance

The Board of Directors met five times in 2014. All of the directors attended in excess of 75 percent of the total number of meetings of the Board of Directors and the committees on which they served.

Our Corporate Governance Guidelines provide that directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as our Annual Meeting of Stockholders. Our 2014 Annual Meeting was held prior to our initial public offering, and no directors attended that meeting.

Board Committees

The Board of Directors has established five standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technology Committee and the Executive Committee.

Each of the committees operates under its own written charter adopted by the Board of Directors, each of which is available on our corporate website at www.sabre.com. In addition, ad hoc committees may be designated under the direction of our Board of Directors when necessary to address specific issues.

Audit Committee

The Audit Committee assists the Board of Directors in the oversight of, among other things, the following items:

¡	the integrity of Sabre’s financial statements and internal control system,

¡	the performance of Sabre’s internal audit function,

¡	the annual independent audit of Sabre’s financial statements,

¡	the engagement of the independent auditors and the evaluation of their qualifications, independence and performance,

¡	legal and regulatory compliance, and

¡	the evaluation of enterprise risk issues.

The members of the Audit Committee are Judy Odom (Chairman), George Bravante, Jr. and Gary Kusin, each of whom is “independent,” as defined under NASDAQ rules and Rule 10A-3 of the Exchange Act. Joseph Osnoss served on the Audit Committee through March 23, 2015. Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate, and the Board of Directors has determined that each director appointed to the Audit Committee meets the criteria of the rules and regulations set forth by the Securities and Exchange Commission (the “SEC”) for an “audit committee financial expert.”

The Audit Committee met ten times in 2014.

Compensation Committee

The Compensation Committee assists the Board of Directors in the oversight of, among other things, the following items:

¡	the operation of our executive compensation program,

¡	the review and approval of the corporate goals and objectives relevant to the compensation of our CEO, the evaluation of his or her performance in light of those goals and objectives, and the determination and approval of his or her compensation based on that evaluation,

¡	the establishment and annual review of any stock ownership guidelines applicable to our directors and management,

¡	the determination and approval of the compensation level (including base and incentive compensation) and direct and indirect benefits of executive officers, and

¡	any recommendation to the Board of Directors regarding the establishment and terms of incentive-compensation and equity-based plans, and the administration of these plans.

The members of the Compensation Committee are Gary Kusin (Chairman), Lawrence Kellner, Greg Mondre and Karl Peterson, each of whom is “independent,” as defined under NASDAQ rules. The Compensation Committee met four times in 2014.

Independent Committee Consultant

The Compensation Committee’s charter provides that the Compensation Committee has the authority to retain advisors, including compensation consultants, to assist the Compensation Committee in its work. The Compensation Committee believes that a compensation consultant can provide important market information and perspectives that can help the Compensation Committee determine compensation programs that best meet the objectives of our compensation policies. Pursuant to its charter, prior to selecting a compensation consultant the Compensation Committee considers factors relevant to the independence of the individual advisors, as well as the independence of the advisor’s organization.

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. Compensia has no other business relationship with Sabre and receives no payments from us other than fees for services to the Compensation Committee. Compensia reports directly to the Compensation Committee, and the Compensation Committee may replace Compensia or hire additional consultants at any time. A representative of Compensia attends Compensation Committee meetings and communicates with the Chairman of the Compensation Committee between meetings from time to time.

The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of NASDAQ, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Compensation Policies and Practices Risk Assessment

At the request of the Compensation Committee, Compensia has assessed the risk profile of Sabre’s compensation programs. Based on this review, management and the Compensation Committee concluded that Sabre’s compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on Sabre.

Governance and Nominating Committee

The Governance and Nominating Committee assists the Board of Directors in the oversight of, among other things, the following items:

¡	the review of the performance of our Board of Directors and any recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors,

¡	corporate governance principles applicable to officers, directors and employees of Sabre, and

¡	the review of management’s short- and long-term leadership development and succession plans and processes.

The members of the Governance and Nominating Committee are Lawrence Kellner (Chairman), Gary Kusin, Greg Mondre and Karl Peterson, each of whom is “independent,” as defined under NASDAQ rules. The Governance and Nominating Committee met three times in 2014.

Technology Committee

The Technology Committee assists the Board of Directors in the oversight of, among other things, the following items:

¡	the appraisal of major technology-related projects and recommendations to our Board of Directors regarding our technology strategies,

¡	the review of the quality and effectiveness of Sabre’s data security, data privacy and disaster recovery capabilities, and

¡	the provision of advice to our senior technology management team with respect to existing trends in information technology and new technologies, applications and systems.

The members of the Technology Committee are Joseph Osnoss (Chairman), Tom Klein and Greg Mondre. The Technology Committee met three times in 2014.

Executive Committee

The Executive Committee’s principal function is to exercise, when necessary between meetings of the Board of Directors, certain of the Board of Directors’ powers and authority in the management of our business and affairs and to act on behalf of the Board of Directors.

The members of the Executive Committee are Lawrence Kellner (Chairman), Tom Klein, Greg Mondre and Karl Peterson. The Executive Committee met two times in 2014.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Other Corporate Governance Practices and Policies

Communicating with Directors

Stockholders and other interested parties may communicate with our Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. You may also communicate with the Board of Directors online at the investors section of our website at www.sabre.com.

Business Ethics Policy and Code of Ethics

We have adopted a Business Ethics Policy, which is the code of conduct applicable to all of our directors, officers and employees.

We have also adopted a Code of Ethics applicable to our CEO and senior financial officers (the “Senior Officers’ Code”), which sets forth the principles and responsibilities specifically applicable to those officers. The Senior Officers’ Code is designed to be read and applied in conjunction with our Business Ethics Policy.

Both the Senior Officers’ Code and the Business Ethics Policy are available in the investors section of our website at www.sabre.com. Any change or amendment to the Senior Officers’ Code, and any waivers of the Senior Officers’ Code or the Business Ethics Policy for our directors, CEO or senior financial officers, will be available on our website at the above location. As the date of this proxy statement, no such waivers had been posted at this location.

Board and Management Roles in Risk Oversight

Our Board of Directors has the primary responsibility for risk oversight of Sabre as a whole. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility relating to the evaluation of enterprise risk issues, including the review of major financial risk and enterprise exposures and the steps management has taken to monitor and control these exposures. The Audit Committee is also responsible for reviewing Sabre’s procedures and any related policies with respect to risk assessment and risk management.

The Board of Directors has also charged the Compensation Committee with evaluating Sabre’s compensation program, taking into account Sabre’s business strategy and risks to Sabre and its business implied by the compensation program. See “Compensation Discussion and Analysis—Compensation-Setting Process—Compensation-Related Risk Assessment.” The Governance and Nominating Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Technology Committee, in coordination with the Audit Committee, is responsible for monitoring the quality and effectiveness of Sabre’s technology security, and for periodically reviewing, appraising and discussing with management the quality and effectiveness of Sabre’s information technology security, data privacy and disaster recovery capabilities.

The Board of Directors’ role in risk oversight has had no significant effect on its leadership structure. In addition, we believe that the current leadership structure of the Board of Directors supports effective oversight of our risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board of Directors as led by both the Chairman of the Board and the President and CEO.

Whistleblower Procedures

The Audit Committee has established procedures for receiving, recording and addressing any complaints we receive regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Code of Conduct telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

PROPOSAL 1:  ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Certificate of Incorporation provides that our Board of Directors shall consist of at least five directors but no more than eleven directors; provided, however, prior to the time when the Principal Stockholders beneficially own, collectively, less than 40% of the outstanding shares of our common stock, the Board of Directors shall not consist of more than nine directors.

The Board of Directors is divided into three classes, as required by our Certificate of Incorporation. Directors of one class are elected each year for a term of three years. As of the date of this proxy statement, the Board of Directors consists of eight members. Three of the directors have terms that expire at this year’s Annual Meeting (Class of 2015), three have terms that expire at the 2016 Annual Meeting (Class of 2016) and two have terms that expire at the 2017 Annual Meeting (Class of 2017). Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

The three nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2018 Annual Meeting of Stockholders (Class of 2015) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised us that they will serve if elected. The remaining five directors will continue to serve as directors for the terms set forth on the following pages.

Certain Information Regarding Nominees for Director

The names of the nominees for the Class of 2015 and of the other directors continuing in office, their ages as of February 28, 2015, the year they first became directors, their principal occupations during at least the past five years, other public company directorships held by them as of February 28, 2015, public company boards they have served on since January 1, 2010, information regarding director qualifications and certain other biographical information are set forth below by Class, in the order of the next Class to stand for election.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2018 Annual Meeting of Stockholders

(Class of 2015)

Lawrence W. Kellner, 56, Director since August 2013

President, Emerald Creek Group, LLC

Non-Executive Chairman of the Board, Sabre Corporation

Professional experience:

Mr. Kellner has served as President of Emerald Creek Group, LLC, a private equity firm, since 2010. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves on the board of directors of The Boeing Company, The Chubb Corporation and Marriott International, Inc.

Director qualifications:

We believe that Mr. Kellner is a valuable asset and well qualified to sit on our Board of Directors as a result of his significant travel industry experience, significant corporate governance experience and financial expertise.

Public company boards served on since 2010:

The Boeing Company (2011 to present), The Chubb Corporation (2011 to present) and Marriott International, Inc. (2002 to present)

Judy Odom, 62, Director since March 2014

Retired Chief Executive Officer and Chairman of the Board, Software Spectrum, Inc.

Professional experience:

From 1985 until her retirement in 2002, Ms. Odom held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, Ms. Odom was a partner with the international accounting firm, Grant Thornton. Ms. Odom currently serves on the board of directors of Harte-Hanks, Inc., a marketing services company, and Leggett & Platt, Inc., a diversified manufacturing company. She previously served on the board of Storage Technology Corporation, a provider of data storage hardware and software products and services, from November 2003 to August 2005.

Director qualifications:

We believe that Ms. Odom’s qualifications to serve on our Board of Directors include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today. Ms. Odom’s experience co-founding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful entrepreneur and long-serving chief executive officer with international operating experience.

Public company boards served on since 2010:

Harte-Hanks, Inc. (2003 to present) and Leggett & Platt, Incorporated (2002 to present)

Karl Peterson, 44, Director since March 2007

Senior Partner of TPG and Managing Partner, TPG Capital LLP

Professional experience:

Mr. Peterson is a Senior Partner of TPG and Managing Partner of TPG Capital LLP, the firm’s European operations. Since joining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and CEO of Hotwire.com, the internet travel portal. He led the business from its launch in 2000 through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson is currently a director of TES Global, Saxo Bank and Norwegian Cruise Lines, as well as Caesars Acquisition Company.

Director qualifications:

We believe that as a result of his experience as a director of several travel and technology companies, as a former executive of an online travel company, and as a private equity investor, Mr. Peterson brings a keen strategic understanding of our industry and of the competitive landscape for our company.

Public company boards served on since 2010:

Caesars Acquisition Company (2013 to present), Norwegian Cruise Line Holdings Ltd. (2008 to present) and Caesars Entertainment Corporation (2008-2013)

The Board of Directors unanimously recommends a vote FOR the election of the three nominees from the Class of 2015 for director.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2016 Annual Meeting of Stockholders

(Class of 2016)

George Bravante, Jr., 56, Director since December 2014

Co-founder of Bravante-Curci Investors, LP and Owner of Bravante Produce

Professional experience:

Mr. Bravante is the co-founder and the managing member of the general partner of Bravante-Curci Investors, LP, an investment firm focusing on real estate investments in California. He has held this position since 1996. Since 2005, he has also been the owner of Bravante Produce, a grower, packer and shipper of premium California table grapes and citrus. Previously, Mr. Bravante served as chairman of the board of ExpressJet Holdings, Inc. from 2005 to 2010 and was a member of its board from 2004 to 2010. From 1994 to 1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and President and Chief Operating Officer of America Real Estate Group, Inc., where he led strategic management, restructuring and disposition of assets.

Director qualifications:

We believe that Mr. Bravante should serve on the Board of Directors because of his travel industry experience, as well as his investment experience and financial and strategic business knowledge.

Public company boards served on since 2010:

ExpressJet Holdings, Inc. (2004 to 2010)

Tom Klein, 52, Director since August 2013

President and CEO, Sabre Corporation

Professional experience:

Mr. Klein is president and CEO of Sabre and has more than 17 years of experience managing large scale, international technology businesses. Before being named CEO in August 2013, Mr. Klein served as company president since January 2010. His role prior to that was executive vice president, Sabre, and group president of Sabre Travel Network and Sabre Airline Solutions businesses. Earlier roles included various senior leadership positions within Sabre, both in the United States and in Latin America, and he served as the first director general of Sabre Sociedad Tecnológica, a Mexico-based joint venture company owned by Sabre, Aeromexico and Mexicana. Prior to joining Sabre in 1994, he held a variety of sales, marketing and operations positions at American Airlines and Consolidated Freightways, Inc. Mr. Klein serves on the Board of Directors and chairs the compensation committee for Cedar Fair, L.P. In 2010, he was appointed to the Board of Directors for Brand USA by the U.S. Secretary of Commerce and now serves as Vice Chairman. He also serves on the executive committee of the World Travel and Tourism Council and on the Villanova University Board of Trustees.

Director qualifications:

Mr. Klein’s long service at our company, travel technology industry experience and his leadership experience make him a valuable asset to our management and our Board of Directors.

Public company boards served on since 2010:

Cedar Fair, L.P. (2012 to present)

Joseph Osnoss, 37, Director since March 2007

Managing Director, Silver Lake

Professional experience:

Mr. Osnoss is a Managing Director of Silver Lake, which he joined in 2002. From 2010 to 2014, before returning to the U.S., Mr. Osnoss was based in Silver Lake’s London office, where he helped oversee the firm’s activities in Europe, the Middle East, and Africa. Mr. Osnoss also is a director of Global Blue, Interactive Data Corporation, and Virtu Financial, and previously served on the boards of Instinet Incorporated and Mercury Payment Systems. Prior to joining Silver Lake, Mr. Osnoss worked in investment banking at Goldman, Sachs & Co., where he focused on mergers and financings in the technology and telecommunications industries. He previously held positions at Coopers & Lybrand Consulting in France and at Bracebridge Capital, a fixed income arbitrage hedge fund. Mr. Osnoss currently is a Visiting Professor at the London School of Economics, where he participates in teaching and research activities within the Department of Finance.

Director qualifications:

Mr. Osnoss’ extensive experience investing in private equity and serving on the boards of directors of other companies, both domestically and internationally, positions him to contribute meaningfully to our Board of Directors.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2017 Annual Meeting of Stockholders

(Class of 2017)

Gary Kusin, 63, Director since March 2007

Independent Consultant

Professional experience:

Mr. Kusin is an independent consultant focused on assisting companies on strategic and operational matters. Among other engagements, Mr. Kusin acts as a TPG senior advisor, pursuant to which he provides his expertise to selected TPG portfolio companies as well as to selected TPG potential investment opportunities. Mr. Kusin previously served as president and CEO of FedEx Kinko’s, today operating as FedEx Office, from 2001 to 2006. Prior to joining Kinko’s in 2001, Mr. Kusin served as CEO of HQ Global Workplaces (now part of Regus), which provides offices, meeting rooms and network access at locations around the world. In 1995 he co-founded Laura Mercier Cosmetics, which sold to Neiman Marcus in 1998. He also co-founded Babbage’s Inc. (now GameStop), a leading consumer software specialty chain, in 1983 and served as its president. Earlier in his career, he was vice president and general merchandise manager for the Sanger-Harris division of the Federated Department Store (now Macy’s). An Inc. magazine “Entrepreneur of the Year,” Mr. Kusin serves on the board of directors of Petco, Fleetpride, American Tire Distributor, and Savers.

Director qualifications:

We believe that Mr. Kusin should serve on our Board of Directors because of his substantial expertise in executive management and corporate governance as a result of his extensive experience both as an investor and an executive officer of major corporations.

Public company boards served on since 2010:

Fossil, Inc. (2011 to 2012)

Greg Mondre, 40, Director since March 2007

Managing Partner and Managing Director, Silver Lake

Professional experience:

Mr. Mondre is a Managing Partner and Managing Director with Silver Lake. Mr. Mondre joined the firm in 1999 and has significant experience in private equity investing and expertise in sectors of the technology and technology-enabled industries. Prior to joining Silver Lake, Mr. Mondre was a principal at TPG, where he focused on private equity investments across a wide range of industries, with a particular focus on technology. Earlier in his career, Mr. Mondre worked as an investment banker in the Communications, Media and Entertainment Group of Goldman, Sachs & Co. He currently serves as a director of Avaya, Inc., Go Daddy Operating Company, LLC, IPC Systems, Inc. and Vantage Data Centers, and is on the operating committee of SunGard Capital Corp.

Director qualifications:

Because Mr. Mondre has over seventeen years of private equity investing and banking experience focused on technology companies and tech-enabled businesses, we believe that he brings to our Board of Directors specialized knowledge and experience in portfolio management, analyzing potential acquisitions, raising equity, and setting corporate strategy.

Director Compensation Program

Our Board of Directors has adopted a formal compensation program for the non-employee members of our Board of Directors (other than our Chairman) who are also not employees of TPG or Silver Lake. This compensation program consists of the following elements:

Type of Compensation	Dollar Value of Board Compensation
Annual retainer	$75,000, paid quarterly
Audit Committee chairman annual retainer	additional $20,000, paid quarterly
Compensation Committee chairman annual retainer	additional $10,000, paid quarterly
Governance and Nominating Committee chairman annual retainer	additional $10,000, paid quarterly
Audit Committee member annual retainer	additional $10,000, paid quarterly

In addition, the non-employee members of our Board of Directors who are also not employees of TPG or Silver Lake are also eligible to receive a one-time restricted stock unit award with a grant date value of $400,000 in connection with their appointment to the Board of Directors, which vests ratably on a quarterly basis over four years from the date of grant, and an annual restricted stock unit award on March 15 of each year with a grant date value of $150,000, which will vest in full on the first anniversary of the date of grant.

Our current Chairman is compensated under a separate program. He receives an annual retainer of $250,000, payable quarterly in arrears and receives no additional fees for being a committee chairman or member. Additionally, he received a restricted stock unit award and option grant when he joined our Board of Directors in August 2013. Our current Chairman did not receive the one-time restricted stock unit award being given to new directors but, in the future, is eligible for the annual restricted stock unit award with a grant date value of $150,000.

Non-Employee Directors Compensation Deferral Plan

In October 2014, the Board of Directors adopted the Sabre Corporation Non-Employee Directors Compensation Deferral Plan, a non-qualified deferred compensation plan that allows non-employee directors to defer all or a portion of their restricted stock unit awards. Each participating non-employee director has a notional account established to reflect vesting of restricted stock units and associated notional dividend equivalents. Non-employee directors are fully vested in their accounts. Deferrals are distributed in the form of Sabre common stock after the director terminates his or her service on the Board of Directors or in the event of a change in control of Sabre.

2014 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2014. Other than as set forth in the table and described more fully below, in 2014 we did not pay any compensation to any person who served as a non-employee member of our Board of Directors who is affiliated with our Principal Stockholders or any fees to, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board of Directors. Mr. Klein, who is our President and CEO, receives no compensation for his service as a director, and is not included in this table. The compensation received by Mr. Klein as an employee is presented in the “2014 Summary Compensation Table” above.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)		All Other Compensation ($)	Total ($)
George Bravante, Jr.	$3,003	$399,998	—		—	$403,001
Lawrence W. Kellner	$250,000	—	—		—	$250,000
Gary Kusin	$107,019	$400,003	—		—	$507,022
Greg Mondre	—	—	—		—	—
Judy Odom	$73,361	$400,003	—		—	$473,364
Joseph Osnoss	—	—	—		—	—
Karl Peterson	—	—	—		—	—
Timothy Dunn(3)	—	—	—		—	—
Michael S. Gilliland(4)	$62,500	—	$1,935,288	(5)	$368,836	$2,366,624

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the restricted stock unit award for shares of our common stock and the option to purchase shares of our common stock granted during 2014, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of these stock-based awards are set forth in Note 13, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts reported in these columns reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee members of our Board of Directors from their awards.

(2)	The following table sets forth information on the restricted stock unit awards for shares of our common stock granted in 2014 and the aggregate number of shares of common stock subject to outstanding stock and option awards held at December 31, 2014 by the non-employee members of our Board of Directors.

Director Name	Grant Date	Number of Shares Subject to Stock or Option Award	Number of Shares Underlying Stock and Option Awards Held as of December 31, 2014
George Bravante, Jr.	12/19/2014	19,950	—
Lawrence W. Kellner	08/30/2013	160,000	110,000	(a)
	08/30/2013	200,000	200,000	(b)
Gary Kusin	04/17/2014	23,981	20,984	(c)
Greg Mondre	—	—	—
Judy Odom	04/17/2014	23,981	20,984	(c)
Joseph Osnoss	—	—	—
Karl Peterson	—	—	—
Timothy Dunn	—	—	—
Michael S. Gilliland	06/11/2007	1,587,500	1,587,500	(d)
	04/01/2008	62,500	62,500	(b)
	04/01/2009	750,000	750,000	(e)
	04/01/2009	825,000	825,000	(f)
	12/03/2012	434,675	434,675	(g)

(a)	As of December 31, 2014, this restricted stock unit award for shares of our common stock was unvested as to 110,000 shares of common stock.

(b)	As of December 31, 2014, this option to purchase shares of our common stock was exercisable as to 62,500 shares of common stock.

(c)	As of December 31, 2014, this restricted stock unit award for shares of our common stock was unvested as to 20,984 shares of common stock.

(d)	As of December 31, 2014, this option to purchase shares of our common stock was exercisable as to 1,587,500 shares of common stock.

(e)	As of December 31, 2014, this option to purchase shares of our common stock was exercisable as to 750,000 shares of common stock.

(f)	As of December 31, 2014, this option to purchase shares of our common stock was exercisable as to 825,000 shares of common stock.

(g)	As of December 31, 2014, this option to purchase shares of our common stock was exercisable as to 434,675 shares of common stock.

(3)	Mr. Dunn resigned from our Board of Directors effective December 19, 2014.

(4)	Upon his retirement as our CEO, Mr. Gilliland agreed to continue to serve as a member of our Board of Directors. For this service, he was eligible to receive an annual cash retainer effective March 24, 2014. In addition, Mr. Gilliland received a cash payment of $368,836 as severance when he departed the Board of Directors, in accordance with the terms of his employment agreement. In addition, the value in the Option Awards column for Mr. Gilliland represents the incremental charge related to the acceleration of the vesting of Mr. Gilliland’s options to March 24, 2014.

The non-employee members of our Board of Directors are reimbursed for their actual travel and other out-of-pocket expenses in connection with their service on our Board of Directors and Board committees.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2015, and is requesting ratification by the stockholders. If the stockholders do not approve the selection of Ernst & Young, the selection of other independent auditors for the fiscal year ending December 31, 2016 will be considered by the Audit Committee.

Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to questions.

Principal Accounting Firm Fees

Our aggregate fees (excluding value added taxes) with respect to the fiscal years ended December 31, 2014 and 2013 to our principal accounting firm, Ernst & Young, were as follows:

	2014	2013
Audit Fees(1)	$5,139,764	$5,244,000
Audit-Related Fees(2)	$340,600	$655,000
Tax Fees(3)	$130,000	$35,000
All Other Fees(4)	$2,000	$2,000

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or which include services provided in connection with our Form S-1 filings.

(2)	Audit-related fees consist primarily of service organization control examinations and other attestation services.

(3)	Tax fees comprise fees for a variety of permissible services relating to international tax compliance, tax planning, and tax advice.

(4)	All other fees were paid for an online technical accounting research tool.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young to Sabre are pre-approved by the Audit Committee using the following procedures. At the first meeting of the Audit Committee each year, the Audit Committee reviews a proposal, together with the related fees, to engage Ernst & Young for audit services. In addition, at the first meeting of the year, our Audit Committee reviews non-audit services to be provided by Ernst & Young during the year. At each subsequent in-person meeting, the Audit Committee reviews, if applicable, updated information regarding approved services and highlights any new audit and non-audit services to be provided by Ernst & Young. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews the individual requests for non-audit services and approves the services if acceptable to the Committee.

Predictable and recurring covered services and their related fee estimates or fee arrangements are considered for general pre-approval by the full Audit Committee on an annual basis at or about the start of each fiscal year, based on information that is sufficiently detailed to identify the scope of the services to be provided. General pre-approval of any covered services is effective for the applicable fiscal year. A covered service and its related fee estimate or fee arrangement that has not received general pre-approval must be pre-approved by the Audit Committee or the Chairman of the Audit Committee.

In considering whether to pre-approve a covered service, the Audit Committee considers the nature and scope of the proposed service in light of applicable law, as well as the principles and other guidance enunciated by the SEC and the Public Company Accounting Oversight Board with respect to auditor independence, including that an auditor cannot (i) function in the role of management, (ii) audit his or her own work, or (iii) serve in an advocacy role for his or her client. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Sabre’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Sabre’s ability to manage or control risk, or improve audit quality. All these factors are considered as a whole, and no one factor is necessarily determinative. The Audit Committee is also mindful of the ratio of fees for audit to non-audit services in determining whether to grant pre-approval for any service, and considers whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any individual covered services that are not the subject of general pre-approval and for which the aggregate estimated fees do not exceed $250,000. Actions taken are reported to the Audit Committee at its next Committee meeting. All services and fees in 2014 were pre-approved by the Audit Committee or the Audit Committee Chairman.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2015.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of Sabre’s financial statements and internal control system. Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Sabre’s financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and risk assessment procedures used by the independent auditors, selecting and retaining the independent auditors, and overseeing compliance with various laws and regulations.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Sabre’s audited financial statements with management and Ernst & Young, Sabre’s independent auditors. The Audit Committee also discussed with Ernst & Young all communications required by the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), including those required by PCAOB AS 16, “Communication with Audit Committees.”

The Audit Committee received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed Ernst & Young’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with GAAP and on the opinion of Ernst & Young included in their report on Sabre’s financial statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sabre’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Judy Odom, Chair

George Bravante, Jr.

Gary Kusin

Joseph Osnoss

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In “Compensation Discussion and Analysis” and the executive compensation tables following that section, we describe in detail our executive compensation program, including its objectives, policies and components. As discussed in Compensation Discussion and Analysis, the Compensation Committee has adopted executive compensation policies that are designed to achieve the following objectives:

¡	Pay for performance. Link a significant portion of the target total direct compensation opportunities of our executive officers to our annual and long-term business performance and each individual’s contribution to that performance,

¡	Attract, motivate, and retain. Set compensation at market competitive levels that enable us to hire, incentivize, and retain high-caliber employees throughout the organization and which reinforce our robust succession planning process,

¡	Long-term equity participation. Provide opportunities, consistent with the interests of our stockholders, for the realization of long-term stock appreciation through the ownership of an equity stake in the organization if we achieve our strategic and growth objectives, and

¡	Transparency. Ensure an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

For a more detailed discussion of how our executive compensation program reflects the objectives and policies, including information about the 2014 compensation of our named executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee and the Board of Directors believe that the policies and components described in “Compensation Discussion and Analysis” are effective in achieving our objectives and are directly aligned with our performance.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This proposal is being presented pursuant to Section 14A of the Exchange Act. The say-on-pay vote is advisory and is therefore not binding on Sabre, the Compensation Committee or our Board of Directors. The Compensation Committee and our Board of Directors value the opinions of our stockholders and, to the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

PROPOSAL 4: FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal gives stockholders the opportunity to indicate how frequently we should seek an advisory vote on our executive compensation, such as Proposal 3 above. By voting on this Proposal 4, stockholders can indicate whether they would prefer an advisory non-binding vote on executive compensation every one, two, or three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Sabre, and therefore our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. In formulating its recommendation, our Board of Directors considered our current ownership structure, in which the Principal Stockholders own approximately 68.6% of our common stock as of February 28, 2015, as well as the fact that the Principal Stockholders have certain nomination rights to designate candidates for nomination to our Board of Directors, as discussed under “Corporate Governance—Stockholders’ Agreement.”

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

RESOLVED, that the option of every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the frequency preferred by stockholders for which the Corporation is to hold an advisory stockholder vote to approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This proposal is being presented pursuant to Section 14A of the Exchange Act. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on our Board of Directors or Sabre in any way, our Board of Directors may decide that it is in the best interests of our stockholders and Sabre to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Depending on whether the Board of Directors adopts a one-, two- or three-year interval for the advisory vote on executive compensation, the next stockholder advisory vote will occur respectively at the 2016, 2017 or 2018 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote for the option of every THREE YEARS as the frequency with which stockholders are provided an advisory vote on the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for the year ended December 31, 2014 for the following individuals who served as (i) our principal executive officer at any time during 2014, (ii) our principal financial officer at any time during 2014, and (iii) the three other most highly-compensated executive officers who were serving as our executive officers as of December 31, 2014. For 2014, these individuals were:

¡	Tom Klein, our President and CEO,

¡	Richard Simonson, our Executive Vice President and CFO,

¡	Rachel Gonzalez, our Executive Vice President and General Counsel,

¡	Deborah Kerr, our Executive Vice President and Chief Product and Technology Officer, and

¡	Gregory Webb, our Executive Vice President and President, Sabre Travel Network.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”

In addition, we provide certain compensation information regarding Carl Sparks, our former Executive Vice President and President and CEO, Travelocity, whose employment terminated on April 28, 2014. References in the following discussion to the “Named Executive Officers” do not include Mr. Sparks unless we specify otherwise.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation that we provided to our executive officers, including the Named Executive Officers, in 2014. In addition, we explain how and why the Compensation Committee arrived at the specific compensation actions and decisions involving the Named Executive Officers during 2014.

Our overall corporate rewards strategy, which is embodied in our executive compensation program, is designed to advance four principal objectives:

¡	Pay for performance. Link a significant portion of the target total direct compensation opportunities of our executive officers to our annual and long-term business performance and each individual’s contribution to that performance,

¡	Attract, motivate, and retain. Set compensation at market competitive levels that enable us to hire, incentivize, and retain high-caliber executive officers and that reinforce our robust succession planning process,

¡	Long-term equity participation. Provide opportunities, consistent with the interests of our stockholders, for executive officers to accumulate and hold a significant equity stake in the organization, including through performance-based equity awards, if we achieve our strategic and growth objectives, and

¡	Transparency. Ensure an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

Executive Summary

Business Overview

We are a leading technology solutions provider to the global travel and tourism industry. We currently operate through two business segments:

¡	Travel Network, our global B2B travel marketplace for travel suppliers and travel buyers, and

¡	Airline and Hospitality Solutions, an extensive suite of leading software solutions primarily for airlines and hotel properties.

In March 2007, we were acquired by investment funds affiliated with or managed by the Principal Stockholders (the “2007 Acquisition”). Prior to that time, we were an independent, publicly-traded company with our common stock listed on the New York Stock Exchange.

In connection with the 2007 Acquisition, we entered into employment agreements and other arrangements with the members of our-then senior management. Of the Named Executive Officers who are currently employees, only Messrs. Klein and Webb were employed with us at that time. In negotiating the initial employment agreements with Messrs. Klein and Webb, our Board of Directors, whose members then consisted of representatives of the Principal Stockholders, placed significant emphasis on aligning management’s interests with those of the Principal Stockholders. In particular, Messrs. Klein and Webb made a significant equity investment in our common stock in connection with the 2007 Acquisition and received equity awards that included performance-based stock options that would vest upon the Principal Stockholders receiving certain rates of return on their invested capital.

The Principal Stockholders directed our senior management to lead an aggressive plan to eliminate organizational inefficiencies, expand the scope of our various businesses and to secure our position as the leading technology provider for the travel and tourism industries. To date, we have been successful in strengthening our business, developing into a global brand, and increasing revenue growth and sustained profitability, in part, through the design of our executive compensation program.

Given our recent history, our executive compensation program has been designed by the Compensation Committee consistent with the Principal Stockholders’ objective of incentivizing our executive officers to stabilize and strengthen us as a company, including in the areas of technology consolidation, product quality, and geographic expansion, in an effort to drive sustained financial performance and further our business objectives. Accordingly, our current executive compensation program has been designed to advance three principal objectives:

¡	To reward our executive officers for achieving short-term operational objectives, realizing long-term strategic goals, and enhancing stockholder value.

¡	To reflect our focus on high standards of ethics, quality, and integrity, which we apply to all aspects of our business.

¡	To enhance the quality and continuity of our executive management team.

2014 Compensation Highlights

Consistent with these objectives, we took the following actions with respect to the 2014 compensation of the Named Executive Officers:

¡	Paid annual cash bonuses under our Executive Incentive Program (the “EIP”) consistent with our 2014 financial results in amounts ranging from 79.4% to 85.5% of their target bonus opportunities, as described in more detail under “—Compensation Elements—Annual Incentive Compensation” below,

¡	Granted equity awards, including performance-based awards, to each of the Named Executive Officers, other than Ms. Gonzalez, in connection with our initial public offering in April 2014. Ms. Gonzalez received an initial equity award in October 2014 in connection with her joining Sabre in September 2014,

¡	Adopted the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), our new equity incentive compensation plan, which is similar to the equity incentive compensation plans used by other newly-public companies,

¡	Adopted a stock ownership policy that includes an “exercise-and-hold” feature requiring executive officers to retain 50% of net shares received as the result of the exercise, vesting, or payment of any equity awards granted to him or her, until meeting the specified ownership level,

¡	Adopted an equity award grant policy for our executive officers and the non-employee members of the Board of Directors, and

¡	Entered into an employment agreement with Ms. Gonzalez, our new Executive Vice President and General Counsel.

Pay-for-Performance

Our executive compensation philosophy, which is embodied in the design and operation of our short-term and long-term incentive compensation plans, ensures that a substantial portion of the compensation for our executive officers, including the Named Executive Officers, is contingent on our ability to meet and exceed our annual and long-term financial plan objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation. For example, as noted below, performance-based compensation (consisting of annual cash incentive, performance-based restricted stock units and stock options) constituted a significant portion of our named executive officers’ target total direct compensation for 2014:

(1)	Excludes Rachel Gonzalez, who joined us as our Executive Vice President and General Counsel on September 22, 2014.

In addition, the Compensation Committee believes that target incentive compensation for 2014 comprised an appropriate mix of long-term elements (performance-based restricted stock units and stock options) and short-term elements (annual cash incentive), consistent with the focus on pay-for-performance:

(1)	Excludes Rachel Gonzalez, who joined us as our Executive Vice President and General Counsel on September 22, 2014.

Our commitment to a “pay-for-performance” compensation philosophy includes:

¡	A substantial portion of our executive officers’ target cash compensation opportunity is performance-based. For 2014, approximately 57% of the target cash compensation opportunity of our CEO and approximately 44%, on average, of the target cash compensation opportunities of the other Named Executive Officers were contingent on our executive team meeting and exceeding the financial objectives set forth in our annual operating plan. For 2014, the annual cash bonuses paid to the Named Executive Officers were approximately 84%, on average, of their target cash bonus opportunities.

¡	The grant of performance-based restricted stock unit awards to our executive officers. For 2014, the shares of our common stock subject to these performance-based restricted stock unit awards will be earned if we achieve a pre-established revenue target level for 2014.

¡	While we strive to offer fully-competitive target total direct compensation opportunities to each of our executive officers to recognize the experience, industry expertise, and leadership that he or she brings to us, the actual amounts received or “realized” by each executive officer from his or her incentive compensation opportunities is highly dependent on the ability of our executive team to achieve strong financial results and meet key operational milestones over an extended period of time.

The Compensation Committee monitors our executive compensation program on a continuous basis, and updates and refines our executive compensation policies and practices as appropriate to enhance our compensation philosophy.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term business objectives given the dynamic nature of the global economy and the market in which we compete for executive talent. Our executive compensation program includes the following policies and practices:

¡	Independent Compensation Committee Consultant. The Compensation Committee has engaged its own compensation consultant to assist with the review and enhancement of our executive compensation program in connection with our transition to a public reporting company. This consultant performs no other consulting or other services for us.

¡	Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our executive compensation program, including a review of the competitive market for executive talent, and has developed a compensation peer group for use during its deliberations when evaluating the competitive market.

¡	Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including:

¡	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders,

¡	No Retirement Plans. Except for the Sabre, Inc. Legacy Pension Plan (the “LPP”) (which was frozen to further benefit accruals as of December 31, 2005), we do not currently offer, nor do we have plans to provide, pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers,

¡	Nominal Perquisites. We provide only limited perquisites and other personal benefits, which consist of financial planning and executive physical examinations, to certain of our executive officers,

¡	No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees,

¡	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits, or on any severance or change-in-control payments or benefits,

¡	“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control plus a qualifying termination of employment before payments and benefits are paid),

¡	Performance-Based Incentives. We use performance-based short-term and long-term incentives,

¡	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives,

¡	No Stock Option Repricings. We prohibit the repricing of outstanding options to purchase our common stock without prior stockholder approval, and

¡	Succession Planning. We review the risks associated with key executive officer positions to help ensure adequate succession plans are in place.

This Compensation Discussion and Analysis describes the material elements of compensation for the Named Executive Officers for 2014 as determined by the Compensation Committee.

2014 Management Changes

In connection with changes to our Travelocity business, Mr. Sparks’ employment with us terminated on April 28, 2014. In connection with his resignation, Mr. Sparks received a separation package, including certain payments and benefits pursuant to the terms and conditions of his employment agreement, accelerated vesting and settlement of certain outstanding incentive awards, and a cash retention payment. See “Potential Payments upon Termination or Change in Control—Mr. Sparks’ Post-Employment Compensation.” Mr. Sparks did not participate in our 2014 annual cash incentive program or receive an equity award in 2014.

On September 22, 2014, Ms. Gonzalez joined us as our Executive Vice President and General Counsel, and we entered into an employment agreement with her in connection with the commencement of her employment.

Compensation Philosophy and Objectives

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and effective total compensation opportunity to our executive officers, including the Named Executive Officers, tied to our corporate performance and aligned with the interests of our stockholders. Our objective is to recruit, motivate, and retain the caliber of executive officers necessary to deliver sustained high performance to our stockholders, customers, and other stakeholders.

Equally important, we view our compensation policies and practices as a means of communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. Overall, the same principles that govern the compensation of our executive officers also apply to the compensation of all our salaried employees. Within this framework, we observe the following principles:

¡	Retain and hire top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels,

¡	Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases,

¡	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders,

¡	Tie compensation to performance of our core businesses. A significant portion of each executive officer’s compensation should be tied to measures of performance of the business or businesses over which he or she has the greatest influence,

¡	Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock,

¡	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be minimal and limited to items that serve a reasonable business purpose, and

¡	Reinforce succession planning process. The overall compensation program for our executive officers should reinforce our robust succession planning process.

We believe that our compensation philosophy, as reinforced by these principles, has been effective in aligning our executive compensation with the creation of sustainable long-term stockholder value.

Compensation Mix

Our executive compensation program has been designed to reward strong performance. The program seeks to focus a significant portion of each executive officer’s total direct compensation opportunity on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses. Each executive officer, at either the time of the 2007 Acquisition by the Principal Stockholders, his or her initial employment, or his promotion to a more senior position, has been granted a significant stake in Sabre in the form of an equity award to closely link his or her interests to those of our stockholders. These equity awards also seek to focus his or her efforts on the successful execution of our long-term strategic and financial objectives. Consequently, whether viewed on an annual basis or over their entire tenure with us, fixed compensation (in the form of base salary and benefits) has represented less than half of the target total direct compensation opportunity of each current executive officer, including each Named Executive Officer, with the remainder delivered in the form of annual and long-term incentive compensation and performance bonuses.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices), approving the compensation of our executive officers, including the Named Executive Officers, and administering our various employee stock plans.

Pursuant to its charter, the Compensation Committee has sole responsibility for reviewing and determining the compensation of our CEO at least annually, as well as for evaluating our CEO’s performance in light of the corporate goals and objectives applicable to him. In reviewing our CEO’s compensation each year and considering any potential adjustments, the Compensation Committee exercises its business judgment after taking into consideration several factors, including our financial results, his individual performance and strategic leadership, its understanding of competitive market data and practices, and his current total compensation and pay history.

In addition, each year the Compensation Committee reviews and determines the compensation of our other executive officers, including the other Named Executive Officers, as well as any employment agreements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including the Named Executive Officers, is consistent with our executive compensation philosophy and objectives.

Role of Executive Officers

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. Our CEO and CFO regularly participate in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis.

Our CEO evaluates the performance of each of our executive officers, including the other Named Executive Officers, against the annual objectives established by the Compensation Committee for the business or functional area for which such executive officer is responsible. Our CEO then reviews each executive officer’s target total direct compensation opportunity, and based upon his or her target total direct compensation opportunity and his or her performance, proposes compensation adjustments for him or her, subject to review and approval by the Compensation Committee. Our CEO presents the details of each executive officer’s target total direct compensation opportunity and performance to the Compensation Committee for its consideration and approval of the recommendations. Our CEO does not participate in the evaluation of his own performance.

In making executive compensation decisions, the Compensation Committee reviews a variety of information for each executive officer, including his or her current total compensation and pay history, his or her equity holdings, individual performance, and its understanding of competitive market data and practices for comparable positions. Neither our CEO nor our other Named Executive Officers are present when their specific compensation arrangements are discussed.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers, including compensation consultants. In 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia attends regularly scheduled meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee, and provides his or her analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in 2014 were as follows:

¡	Assisted in the review and updating of our compensation peer group,

¡	Analyzed the executive compensation levels and practices of the companies in our compensation peer group,

¡	Provided advice with respect to compensation best practices and market trends for our executive officers and the members of our Board of Directors,

¡	Assessed our executive compensation risk profile and reported on this assessment,

¡	Analyzed the director compensation levels and practices of the companies in our compensation peer group, and

¡	Provided ad hoc advice and support following its engagement.

Compensia does not provide any services to us, other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of NASDAQ, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

Periodically, the Compensation Committee reviews competitive market data for comparable executive positions in the market as one factor for determining the structure of our executive compensation program and establishing target compensation levels for our executive officers, including the Named Executive Officers.

The Compensation Committee, with the assistance of Compensia, has developed a compensation peer group based on an evaluation of companies that it believed were comparable to us with respect to operations, industry segment, revenue level, and enterprise value as a reference source in its executive compensation deliberations. This compensation peer group, which is used by the Compensation Committee as a reference in the course of its executive compensation deliberations, consists of the following companies:

Akamai Technologies, Inc.	Global Payments, Inc.
Alliance Data Systems Corp.	Nuance Communications, Inc.
Broadridge Financial Solutions, Inc.	Synopsys, Inc.
Citrix Systems, Inc.	Total System Services, Inc.
Equinix, Inc.	Vantiv, Inc.
Fiserv, Inc.	Verisk Analytics, Inc.
Gartner, Inc.

The companies in the compensation peer group are U.S.-based global companies in the technology sector, and, therefore, are representative of the companies with which we compete for executive talent. In addition, these companies have similar revenue levels (generally, 0.5x to 2.0x our revenue level), enterprise values (generally, 0.5x to 3.0x our enterprise value), and revenue and operating profitability growth rates. Compensation peer group comparison data are collected from publicly-available information contained in the SEC filings of the compensation peer group companies, as well as from the Radford Global Technology Survey. The Radford survey provides market data and other information related to trends and competitive practices in executive compensation.

The competitive market data described above have not been and will not be used by the Compensation Committee in isolation but rather serve as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about total direct compensation, as well as individual elements of compensation; however, the Compensation Committee does not formally benchmark our executive officers’ compensation against this data. While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our executive officers. Actual compensation decisions also depend upon the consideration of other factors that the Compensation Committee considers relevant, such as the financial and operational performance of our businesses, individual performance, specific retention concerns, and internal equity.

Compensation-Related Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the various elements of our executive compensation program. In evaluating each element of our executive compensation program, the Compensation Committee assesses the element to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or to engage in decision-making that promotes short-term results at the expense of our long-term interests. In addition, we have designed our executive compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Further, the following policies and practices have been incorporated into our executive compensation program:

¡	Balanced Mix of Compensation Components. The target compensation mix for our executive officers is composed of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity awards, including performance-based awards, which provides a compensation mix that is not overly weighted toward short-term cash incentives.

¡	Minimum Performance Measure Threshold. Our annual cash incentive compensation plan, which encourages focus on the achievement of corporate and individual performance objectives for our overall benefit, does not pay out unless pre-established target levels for one or more financial measures are met.

¡	Long-Term Incentive Compensation Vesting. Our long-term incentives are equity-based, with four-year or five-year vesting to complement our annual cash incentive compensation plan, and include restricted stock unit awards that vest only upon meeting certain performance goals.

¡	Capped Incentive Awards. Awards under the annual cash incentive compensation plan are capped at 200% of the target award level.

Compensation Elements

Our executive compensation program is designed around the concept of total direct compensation, and consists of the following principal elements:

¡	Base salary,

¡	Annual incentive compensation in the form of cash bonuses,

¡	Long-term incentive compensation in the form of equity awards,

¡	Health, welfare, and other employee benefits, and

¡	Post-employment compensation.

In setting the appropriate level of total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and attractive for motivating top executive talent, while also keeping the overall compensation levels aligned with stockholder interests and job responsibilities. These compensation elements are structured to motivate our executive officers and to align their financial interests with those of our stockholders.

Base Salary

We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, the Compensation Committee has reviewed the base salaries of our executive officers, including the Named Executive Officers, on an annual basis or as needed to address changes in job title, a promotion, assumption of additional job responsibilities, or other unique circumstances.

In evaluating the base salaries of our executive officers, the Compensation Committee considers several factors, including our financial performance, his or her contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, competitive market practices, our desired compensation position with respect to the competitive market, and internal equity.

2014 Base Salary Decisions

In January 2014, the Compensation Committee reviewed the base salaries of the Named Executive Officers and increased Mr. Webb’s base salary effective in February 2014, based upon a review of his position, duties, and competitive market data. Other than this change, the Compensation Committee made no changes to the Named Executive Officers’ base salaries at that time. Following our initial public offering, the Compensation Committee reviewed the base salaries again in June 2014, and increased Messrs. Klein’s and Simonson’s and Ms. Kerr’s base salaries, based upon a review of their positions, duties and competitive market data, effective August 2014.

The base salaries paid to the Named Executive Officers during 2014 are set forth in the “2014 Summary Compensation Table” below.

Annual Incentive Compensation

We use annual incentive compensation to support and encourage the achievement of our specific annual corporate and business segment goals as reflected in our annual operating plan. Each year, our executive officers at the level of senior vice president or above are eligible to receive annual cash bonuses under our EIP.

Typically, at the beginning of the fiscal year the Compensation Committee approves the terms and conditions of the EIP for the year, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses for the year. Subject to available funding, the EIP provides cash bonuses based upon our achievement as measured against the pre-established target levels for these performance measures.

Target Annual Cash Bonus Opportunities

For purposes of the 2014 EIP, the target annual cash bonus opportunity for each of our eligible executive officers, including the Named Executive Officers, was expressed as a percentage of his or her base salary paid during 2014, subject to a maximum annual cash bonus opportunity as specified for each executive officer (which was 200% of his or her target annual cash bonus opportunity). The target annual cash bonus opportunities of the current Named Executive Officers for 2014 were as follows:

Named Executive Officer(1)	2014 Target Cash Bonus Opportunity (as a percentage of base salary)
Mr. Klein	125%/150%(2)
Mr. Simonson	80%
Ms. Gonzalez	80%
Ms. Kerr	80%
Mr. Webb	80%

(1)	Mr. Sparks did not participate in the 2014 EIP.

(2)	Through August 10, 2014, Mr. Klein’s target annual cash bonus opportunity was equal to 125% of his then-current base salary. Effective as of August 11, 2014, his target annual cash bonus opportunity was increased to 150% of his adjusted annual base salary for the remainder of 2014, based on a review of market data. As a result, on a blended basis, his target annual cash bonus opportunity for 2014 was 135% of his actual base salary for the year.

The target annual cash bonus opportunities were established by the Compensation Committee based on its consideration of several factors, including each eligible executive officer’s qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance, his or her future potential, competitive market practices, our desired compensation position with respect to the competitive market, and internal equity.

Corporate Performance Measure

For purposes of the 2014 EIP, the Compensation Committee selected EBITDA as the sole performance measure. The Compensation Committee believed this measure continued to be the best indicator of both corporate and business segment profitability and that overall profitability would best position us for a successful re-entry into the public marketplace.

For purposes of the 2014 EIP, EBITDA was adjusted to exclude the following items: goodwill impairments, prior period non-cash adjustments, and one-time costs associated with specific business enhancement initiatives. Our Board of Directors approved these adjustments to better reflect the efforts and performance of our executive officers in relation to the current year’s business performance, as well as to encourage them to make decisions that improve the potential for future growth without being penalized for the short-term investment required to achieve that growth. In addition to these adjustments, for purposes of the 2014 EIP, EBITDA was calculated before making allowance for the amounts payable pursuant to the Sabre Corporation Variable Compensation Plan, our annual incentive compensation plan for employees at the level below senior vice president (“Adjusted Pre-VCP/EIP EBITDA”).

Bonus Formula

For our executive officers with company-wide responsibility, the Adjusted Pre-VCP/EIP EBITDA performance measure was based entirely on consolidated Adjusted Pre-VCP/EIP EBITDA. For our executive officers with business segment responsibilities, the Adjusted Pre-VCP/EIP EBITDA performance measure was based in part on business segment Adjusted Pre-VCP/EIP EBITDA (weighted 50%) and in part on consolidated Adjusted Pre-VCP/EIP EBITDA (weighted 50%). The Compensation Committee determined that these weightings provided an appropriate balance to foster company teamwork while at the same time providing “line-of-sight” accountability for business segment results.

Our Adjusted Pre-VCP/EIP EBITDA target level for Sabre as a whole for purposes of the 2014 EIP was $900 million.

The actual cash bonus payments for the Named Executive Officers (other than Mr. Webb) were to be based on our consolidated financial results and, in the case of Mr. Webb, were to be based on our consolidated financial results and those of his individual business unit.

The funding of the annual bonus pool with respect to the Adjusted Pre-VCP/EIP EBITDA performance measure varied according to each Named Executive Officer’s area of responsibility as follows:

¡	Corporate. For Messrs. Klein and Simonson and Ms. Gonzalez and Ms. Kerr, the Named Executive Officers with company-wide responsibility, funding began upon achievement of 90% of the target performance level with maximum funding (200% of target funding) upon the achievement of 123% of the target performance level. Funding levels decreased at a more moderate rate between 100% to 95% of target performance achievement and at a more severe rate between 95% to 90% of target performance achievement. If 90% or less of the target performance level is achieved, the annual bonus pool will not be funded.

¡	Business Unit. For Mr. Webb, who is responsible for our Travel Network business, 50% of the funding is the same as the company-wide responsibility funding formula, and 50% of the funding began upon achieving 90% of the target performance level with a maximum funding (200% of target funding) upon achievement of 123% of the target Travel Network performance level. Funding levels decreased at a more moderate rate between 100% to 95% of target performance achievement and at a more severe rate between 95% to 90% of target performance achievement. If 90% or less of the target performance level is achieved, the annual bonus pool will not be funded.

The Compensation Committee believed that these formulas provided a fair value sharing between our stockholders and the Named Executive Officers.

For purposes of the 2014 EIP, while the Compensation Committee reserved the discretion to adjust the amount of the actual cash bonus payments to be received by any Named Executive Officer, the Compensation Committee did not adjust any Named Executive Officer’s actual cash bonus payment for 2014.

2014 Annual Cash Bonus Decisions

The Compensation Committee approved the cash bonus payments under the 2014 EIP at its meeting in February 2015.

Based on our 2014 financial performance, the 2014 cash bonus payments for the Named Executive Officers ranged from approximately 79.4% to approximately 85.5% of their target annual cash bonus opportunities, as summarized below.

Named Executive Officer	2014 Target Cash Bonus Opportunity		2014 Actual Cash Bonus Payment	Actual Cash Bonus Payment as Percentage of Target Cash Bonus Award
Mr. Klein	$1,223,115	(1)	$1,045,762	85.5%
Mr. Simonson	$489,231		$418,293	85.5%
Ms. Gonzalez	$100,154	(2)	$85,632	85.5%
Ms. Kerr	$421,538		$360,414	85.5%
Mr. Webb	$392,615		$311,736	79.4%

(1)	The blending of Mr. Klein’s target annual cash bonus opportunity for the period before August 11, 2014 (125% of his base salary) with his target annual cash bonus opportunity for the remainder of the year starting on August 11, 2014 (150% of his base salary for the remainder of 2014) resulted in a blended target annual cash bonus opportunity of 135% of his actual base salary for 2014, or $1,223,115.

(2)	Ms. Gonzalez’s target annual cash bonus opportunity is prorated to reflect her September 22, 2014 start date.

The cash bonuses actually paid to the Named Executive Officers for 2014 are set forth in the “2014 Summary Compensation Table” below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards as the principal element of our executive compensation program to align the financial interests of our executive officers, including the Named Executive Officers, with those of our stockholders. Upon the 2007 Acquisition, we sought to retain top executive talent and drive long-term stockholder value creation through the use of equity-based long-term incentive compensation.

In determining the value of the long-term incentive compensation opportunities for our executive officers, the Compensation Committee considers several factors, including our financial performance, the executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, his or her current equity position (including the value of any unvested equity awards), competitive market practices, our desired compensation position with respect to the competitive market, and internal equity.

The Compensation Committee makes annual long-term incentive compensation awards to our executive officers, including the Named Executive Officers, using a “portfolio” mix of time-based and performance-based equity awards. We believe this approach aligns the interests of our executive officers and stockholders, aids in attracting and retaining talent by conforming more closely to the practices among members of our peer group, and further mitigates excessive risk incentives by ensuring that we provide incentive compensation with diversified performance measures.

2014 Equity Awards

During 2014, the Compensation Committee granted equity awards to each of the Named Executive Officers, other than Ms. Gonzalez, in connection with our initial public offering in April 2014. For 2014, the Compensation Committee set the long-term equity incentive compensation award value for each Named Executive Officer (other than Ms. Gonzalez) after reviewing their position, duties, performance, competitive market data, and the recommendations of our CEO (except with respect to his own award). This award value was then divided into two separate grants, consisting of:

¡	performance-based restricted stock units (75% of the target grant date value for long-term equity incentive compensation), and

¡	stock options (25% of the target grant date value for long-term equity incentive compensation).

Ms. Gonzalez was granted an equity award in connection with her initial employment with us. For Ms. Gonzalez’s initial equity award, the award value was divided into two separate grants consisting of time-based restricted stock units and stock options, each of which constituted 50% of her target grant date value for long-term incentive compensation.

For a description of these equity awards, see “—Employment Agreements” and the “2014 Summary Compensation Table” and the “2014 Grants of Plan-Based Awards Table” below.

Travelocity Equity Awards

On March 23, 2010, our Board of Directors granted Mr. Klein an option to purchase 350,000 common units of Travelocity.com LLC with an exercise price equal to the fair market value of such units on the date of grant.

On April 25, 2011, our Board of Directors granted Mr. Sparks a restricted stock award, which was fully vested at the time of his departure, and tandem stock appreciation rights (SARs), which were cancelled in May 2012. On May 15, 2012, our Board of Directors granted Mr. Sparks 2,931,035 tandem SARs each in units of Travelocity.com LLC and Travelocity Holdings, Inc., which could be settled in cash or shares of our common stock, in the good faith discretion of our Board of Directors. On November 1, 2012, our Board of Directors granted Mr. Sparks a restricted stock unit award based on an aggregate value of up to $3,000,000, to vest over six tranches in increasing amounts by tranche, with final vesting on June 15, 2015. For each of the first three tranches, Mr. Sparks agreed to surrender a portion of his SARs granted during 2012. Mr. Sparks received the first four tranches, cash value of $1,840,000, settled in shares of our common stock, and the remaining two tranches were forfeited by Mr. Sparks upon his departure. The remaining Travelocity SARs that had not been surrendered by Mr. Sparks were cancelled at the time of our initial public offering in April 2014, when we cancelled these equity grants. At the time the grants were cancelled, there was no value associated with the awards or the underlying equity.

In April 2014, we cancelled, for no consideration, all outstanding stock-based awards issued under the Travelocity.com LLC Stock Option Grant Agreements, the Travelocity Equity 2012 Plan and the Sovereign Holdings, Inc. Amended and Restated Stock Incentive Plan for Travelocity’s CEO—Stock Settled SARs with Respect to Travelocity Equity; terminated all related plans and award agreements; and recorded an aggregate stock compensation expense, including that associated with the cancellation of Messrs. Klein’s and Sparks’ Travelocity equity awards, of $6,949,507, representing the remaining unrecognized compensation expense of all the Travelocity equity awards at the cancellation date.

Omnibus Equity Compensation Plan

In connection with our initial public offering, our Board of Directors adopted the 2014 Omnibus Plan. All equity-based awards granted on or after the initial public offering will be granted under the 2014 Omnibus Plan.

Health, Welfare, and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 6% of their eligible compensation. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites and other personal benefits to our executive officers in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. For example, each of our executive officers is eligible to receive financial planning benefits, subject to an annual allowance of up to $10,000 per year for our CEO and up to $5,000 per year for the other Named Executive Officers. In addition, our executive officers are eligible to participate in our annual physical program. This program provides for an annual executive physical up to an amount of $5,000. The Compensation Committee believes that these personal benefits are a reasonable component of our overall executive compensation program and are consistent with market practices.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into a written employment agreement with each of the Named Executive Officers. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For a description of the employment agreements of the Named Executive Officers, see “—Employment Agreements” below.

Post-Employment Compensation

Each of the written employment agreements with the Named Executive Officers, as described in “—Employment Agreements” below, provides them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of Sabre.

We provide these arrangements to encourage the Named Executive Officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for the Named Executive Officers when they are evaluating a potential acquisition of Sabre, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the Named Executive Officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of the Named Executive Officers with consistent treatment that is competitive with current market practices. We believe that the level of benefits provided under these various agreements is in line with market practice and help us to attract and retain key talent.

For a detailed description of the post-employment compensation arrangements of the Named Executive Officers, see “—Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

In 2014, we adopted several policies that we believe are important components of a public-company executive compensation program.

Stock Ownership Policy

In June 2014, we adopted a stock ownership policy for our executive officers and the non-employee members of our Board of Directors. Under this policy, the individuals who have been designated as an executive officer or Senior Vice President of Sabre are required to own that number of shares of our common stock with a value equal to a specified multiple of their annual base salary divided by the volume-weighted average price of our common stock on the trading day immediately preceding April 1st of each year. As adopted, these base salary multiples are as follows:

Position	Market Value of Stock That Must be Owned (As a Multiple of Base Salary)
Chief Executive Officer	Five
Executive Vice Presidents	Three
Senior Vice Presidents	Two

Shares of our common stock that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, shares held in trust for the benefit of the individual or immediate family members, vested shares of restricted stock, vested restricted stock units that have been settled in stock, and shares acquired as a result of the exercise of vested stock options. Unvested restricted stock awards or restricted stock unit awards, and unexercised stock options do not count towards satisfaction of the guidelines.

In addition, until such time as an executive officer has met his or her specified ownership level, he or she is required to retain an amount equal to 50% of the net shares of Sabre common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her.

In the case of the non-employee members of our Board of Directors, each individual is required to own that number of shares of our common stock with a market value equal to five times his or her annual retainer divided by the volume-weighted average price of our common stock on the trading day immediately preceding April 1st of each year.

Our executive officers and the non-employee members of our Board of Directors are required to meet these ownership requirements within five years of the later of (i) the effective date of our initial public offering or (ii) becoming an executive officer or non-employee member of our Board of Directors, as applicable.

Although the stock ownership policy was adopted in 2014, several of our executive officers have significant stock ownership in us. Some of this stock was purchased by these executive officers in March 2007 in conjunction with our becoming a privately-held entity. Other executive officers have received significant equity awards in connection with joining us. The Compensation Committee believes that this stock ownership aligns the financial interests of our executive officers with those of our stockholders.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging and Pledging Policies

In connection with our initial public offering, we adopted a general insider trading policy that provides that no executive officer or member of our Board of Directors may acquire, sell, or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or, without our prior consent, engage in hedging transactions

(including “cashless collars”). Similarly, our policy generally prohibits our executive officers and members of our Board of Directors from pledging any of their shares of our common stock as collateral for a loan or other financial arrangement.

Equity Award Grant Policy

In October 2014, we adopted a formal policy for the timing of equity awards. The policy provides that our annual grant pool is approved at a meeting of our Compensation Committee held in the first quarter of each fiscal year and grants are made on the fifteenth day of the third month of our fiscal year or if such day is not a business day, the first business day immediately preceding such day. Under our equity grant policy all grants to our executive officers must be made by the Compensation Committee. Grants to newly elected non-employee directors will be made on the date of the Board meeting at which the new director is elected. If the specified grant date falls on a non-business day, the grant date will be the first business day immediately preceding that day.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the CEO and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

As we only became publicly-traded as of April 17, 2014, the Compensation Committee has not in recent years taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. In approving the amount and form of compensation for our executive officers in the future, however, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Further, as a newly public company, we intend to rely upon certain transition relief under Section 162(m).

Nonetheless, the Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. Further, the Compensation Committee reserves the discretion, in its judgment, to approve, from time to time, compensation arrangements that may not be tax deductible for us, such as base salary and equity awards with time-based vesting requirements, or which do not comply with an exemption from the deductibility limit when it believes that such arrangements are appropriate to attract and retain executive talent.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of us that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2014 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based compensation awards, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Gary Kusin, Chair

Lawrence W. Kellner

Greg Mondre

Karl Peterson

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table sets forth the compensation paid to, received by, or earned during fiscal years 2014 and 2013 by the Named Executive Officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(4)	All Other Compen- sation ($)(5)	Total ($)
Tom Klein	2014	$907,692	—	$3,825,008		$1,274,999	$1,045,762	$45,100	$24,114	$7,122,675
President and CEO	2013	$711,923	—	$1,968,206		$1,729,168	$682,757	—	$27,258	$5,119,312

Richard Simonson	2014	$611,538	—	$974,996		$325,001	$418,293	—	$23,830	$2,353,658
Executive Vice President and Chief Financial Officer	2013	$484,615	$182,708	$2,991,000		$2,010,000	$337,292	—	$283,266	$6,288,881

Rachel Gonzalez	2014	$125,192	$50,000	$850,007		$849,999	$85,632	—	$1,156	$1,961,986
Executive Vice President and General Counsel(6)

Deborah Kerr	2014	$526,923	—	$862,506		$287,501	$360,414	—	$11,582	$2,048,926
Executive Vice President and Chief Product and Technology Officer	2013	$403,846	$243,923	$1,994,000		$2,010,000	$281,077	—	$258,158	$5,191,004

Gregory Webb	2014	$490,769	—	$787,496		$262,501	$311,736	$1,500	$14,263	$1,868,265
Executive Vice President and President, Travel Network

Carl Sparks	2014	$198,462	$1,500,000	$41,053	(8)	—	—	—	$737,039	$2,476,554
Former Executive Vice President and President and CEO, Travelocity(7)	2013	$600,000	—	—		—	$148,800	—	$28,884	$777,684

(1)	The amounts reported in the “Bonus” column for 2014 represent a sign-on bonus paid in 2014 to Ms. Gonzalez ($50,000) and a retention payment paid in 2014 to Mr. Sparks ($1,500,000).

(2)	The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock-based awards granted to the Named Executive Officers during 2014, as computed in accordance with ASC Topic 718, disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 13, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Note that the amounts reported in these columns reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from these awards.

(3)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to our Named Executive Officers for the years indicated pursuant to the EIP. For a discussion of this plan, see “—Compensation Elements—Annual Incentive Compensation” above.

(4)	For 2013, the aggregate value of Mr. Klein’s pension benefit decreased by $8,300. Because this amount decreased, it has been excluded from the table above under the SEC’s regulations. Messrs. Simonson and Sparks and Ms. Gonzalez and Ms. Kerr do not participate in the LPP.

(5)	The amounts reported in the “All Other Compensation” column are described in more detail in the following table. The amounts reported for perquisites and other benefits represent the actual cost incurred by us in providing these benefits to the indicated Named Executive Officer.

Name	Year	Group Term Life Insurance Premiums	Country Club Membership Dues(a)	Executive Physical Examin- ation	Financial Planning Services	Relocation		Section 401(k) Plan Matching Contribution	Post-Employment Compensation Payments(b)	Total
Mr. Klein	2014	$599	—	—	$7,915	—		$15,600	—	$24,114
	2013	$713	$3,058	$3,277	$4,910	—		$15,300	—	$27,258

Mr. Simonson	2014	$404	—	$2,826	$5,000	—		$15,600	—	$23,830
	2013	$579	—	$3,697	$5,000	$258,690	(c)	$15,300	—	$283,266

Ms. Gonzalez	2014	$83	—	—	—	—		$1,073	—	$1,156

Ms. Kerr	2014	$348	—	$3,434	—	—		$7,800	—	$11,582
	2013	$508	—	—	—	$250,000	(d)	$7,650	—	$258,158

Mr. Webb	2014	$324	—	$3,539	—	—		$10,400	—	$14,263

Mr. Sparks	2014	$131	—	—	$5,000	—		$11,908	$720,000	$737,039
	2013	$792	—	$2,792	$10,000	—		$15,300	—	$28,884

(a)	Historically, we paid the dues for a country club membership for certain executive officers, including Mr. Klein. In connection with his promotion to serve as our President and CEO, Mr. Klein relinquished his membership in September 2013. We did not have any of these arrangements for any other executive officer during 2013 or 2014.

(b)	The amounts reported in this column represent post-employment compensation payments and benefits provided to Mr. Sparks.

(c)	In connection with his joining us as our Executive Vice President and Chief Financial Officer, we paid a relocation company the reported amount for the costs associated with Mr. Simonson’s relocation to Dallas, Texas. In 2013, Mr. Simonson’s relocation benefit totaled $258,690, which includes a tax gross up by us of $62,015 for all applicable taxes relating to such benefit.

(d)	In connection with her joining us as our Executive Vice President and Chief Product and Technology Officer, and pursuant to the terms and conditions of her employment agreement, we paid Ms. Kerr the reported amount to reimburse her for the costs associated with her relocation to Dallas, Texas.

(6)	Ms. Gonzalez joined us as our Executive Vice President and General Counsel on September 22, 2014.

(7)	Mr. Sparks stepped down from his position as our Executive Vice President and President and CEO, Travelocity on April 28, 2014.

(8)	Represents the incremental charge related to the acceleration of the vesting of Mr. Sparks’ restricted stock unit award from June 15, 2014 to April 28, 2014.

2014 Grants of Plan-Based Awards Table

The following table sets forth, for each of the Named Executive Officers, the plan-based awards granted to him or her during 2014.

Name	Grant Date	Approval Date(1)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (Target) ($)(2)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Mr. Klein			$1,223,114	$2,446,228
	04/17/2014	03/24/2014				263,975	$16.68	$1,274,999
	04/17/2014	03/24/2014			229,317			$3,825,008

Mr. Simonson			$489,231	$978,461
	04/17/2014	03/24/2014				67,288	$16.68	$325,001
	04/17/2014	03/24/2014			58,453			$974,996

Ms. Gonzalez			$100,154	$200,308
	10/15/2014	08/25/2014				230,978	$15.36	$849,999
	10/15/2014(5)	08/25/2014(5)			55,339			$850,007

Ms. Kerr			$421,538	$843,077
	04/17/2014	03/24/2014				59,524	$16.68	$287,501
	04/17/2014	03/24/2014			51,709			$862,506

Mr. Webb			$392,615	$785,231
	04/17/2014	03/24/2014				54,348	$16.68	$262,501
	04/17/2014	03/24/2014			47,212			$787,496

Mr. Sparks	—	—	—	—	—	—	—	—

(1)	Date of Compensation Committee approval of grants for Messrs. Klein, Simonson and Webb and Ms. Gonzalez and Ms. Kerr.

(2)	The amounts reported reflect the target and maximum annual cash bonus opportunities payable to the Named Executive Officer under the 2014 EIP. For each of the Named Executive Officers, funding of these non-equity incentive plan awards began upon achievement of 90% of the target performance level with maximum funding (200% of target funding) upon the achievement of 123% of the target performance level.

(3)	The performance-based restricted stock unit awards granted on April 17, 2014 under the 2014 Omnibus Plan to Messrs. Klein, Simonson and Webb and Ms. Kerr vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of calendar years 2015, 2016, 2017, and 2018, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of a 90% or greater of the revenue target level established for 2014 as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to each Named Executive Officer’s continued employment through each such vesting date. The restricted stock unit award granted effective October 15, 2014 under the 2014 Omnibus Plan to Ms. Gonzalez as part of her employment agreement vests as to 25% of the shares of our common stock on October 15 in each of calendar years 2015, 2016, 2017 and 2018, subject to her continued employment through each vesting date.

(4)	All options to purchase shares of our common stock granted to the Named Executive Officers in 2014 were granted under our 2014 Omnibus Plan and are subject to time-based vesting conditions. Each of these options has an exercise price equal to the fair market value of the shares of our common stock on the date of grant and a term of 10 years. With respect to the options granted on April 17, 2014, 25% of the shares of our common stock subject to each such option vests on March 15, 2015 and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the Named Executive Officer’s continued employment through each vesting date. The option granted effective October 15, 2014 under the 2014 Omnibus Plan to Ms. Gonzalez as part of her employment agreement vests as to 25% of the shares of our common stock subject to each such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three month period thereafter, subject to the her continued employment through each vesting date.

(5)	These amounts reflect the aggregate grant date fair value of option and stock awards computed in accordance with ASC Topic 718. The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model, which generated a Black-Scholes-computed value of $4.83 per share on April 17, 2014, and $3.68 per share on October 15, 2014.

2014 Outstanding Equity Awards at Year-End Table

The following table sets forth, for each of the Named Executive Officers, the equity awards outstanding as of December 31, 2014.

Name	Date of Grant of Equity Award	Option/SAR Awards— Number of Securities Underlying Unexercised Options/SARs (#) Exercisable(1)	Option/SAR Awards— Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable(1)		Option/SAR Awards— Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option/SAR Awards— Option/SAR Exercise Price ($)	Option/SAR Awards— Option/SAR Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Mr. Klein	06/11/2007	634,500	—			$5.00	06/11/2017
	06/11/2007				317,250	$5.00	06/11/2017
	01/31/2008	22,500	—			$5.00	01/31/2018
	01/31/2008				11,250	$5.00	01/31/2018
	03/31/2009	400,000	—			$3.00	03/31/2019
	03/31/2009	164,250	—			$3.00	03/31/2019
	03/23/2010	333,593	16,407	(4)		$5.23	03/23/2020
	12/03/2012	20,000	20,000	(6)		$9.97	12/03/2022
	08/15/2013	111,691	86,872	(7)		$13.22	08/15/2023
	10/25/2013	112,624	87,597	(7)		$14.01	10/25/2023
	04/17/2014	—	263,975	(5)		$16.68	04/17/2024
	12/03/2012							15,000	$304,050
	08/15/2013							49,641	$1,006,223
	10/25/2013							58,523	$1,186,261
	04/17/2014							229,317	$4,648,256

Mr. Simonson	03/11/2013	262,500	337,500	(6)		$9.97	03/11/2023
	04/17/2014	—	67,288	(5)		$16.68	04/17/2024
	03/11/2013							225,000	$4,560,750
	04/17/2014							58,453	$1,184,842

Ms. Gonzalez	10/15/2014	—	230,978	(6)		$15.36	10/15/2024
	10/15/2014							55,339	$1,121,722

Ms. Kerr	03/11/2013	262,500	337,500	(6)		$9.97	03/11/2023
	04/17/2014	—	59,524	(5)		$16.68	04/17/2024
	03/11/2013							150,000	$3,040,500
	04/17/2014							51,709	$1,048,141

Mr. Webb	06/11/2007	328,950	—			$5.00	06/11/2017
	01/31/2008	22,500	—			$5.00	01/31/2018
	03/31/2009	100,000	—			$3.00	03/31/2019
	03/31/2009	58,575	—			$3.00	03/31/2019
	03/14/2012	173,437	126,563	(4)		$8.18	03/14/2022
	12/03/2012	37,500	37,500	(6)		$9.97	12/03/2022
	04/17/2014	—	54,348	(5)		$16.68	04/17/2024
	12/03/2012							28,125	$570,094
	04/17/2014							47,212	$956,987

Mr. Sparks	—	—	—		—	—	—	—	—

(1)	Each option to purchase shares of our common stock (i) granted prior to 2012 was granted pursuant to our 2007 Management Equity Incentive Plan (amended in 2010), (ii) granted in 2012 or 2013, pursuant to our 2012 Management Equity Incentive Plan, or (iii) granted after 2013, pursuant to the 2014 Omnibus Plan.

(2)	These options to purchase shares of our common stock vest and become exercisable upon a liquidity event, as defined in the 2007 Management Equity Incentive Plan, which liquidity event occurs in connection with (i) certain stock sales or asset sales by the Principal Stockholders in which they realize a threshold multiple of money (“MoM”) for their interest in Sabre, as determined by the Board of Directors or (ii) any other transaction determined by the Board of Directors or the Compensation Committee in its sole discretion to constitute a liquidity event, and subject to the Named Executive Officer’s continued employment through such date.

(3)

Each restricted stock unit award covering shares of our common stock granted during 2013 was granted pursuant to our 2012 Management Equity Incentive Plan and granted after 2014 was granted pursuant to the 2014 Omnibus Plan. The restricted stock unit awards granted under our 2012 Management Equity Incentive Plan vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date, we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to the Named Executive Officer’s continued employment through each vesting date. The performance-based restricted stock unit awards granted on April 17, 2014 under the 2014 Omnibus Plan to Messrs. Klein, Simonson and Webb and Ms. Kerr vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of calendar years 2015, 2016, 2017, and 2018, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of a 90% or greater of the revenue target level established for 2014 as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to each Named Executive Officer’s continued employment through each such vesting date. The restricted stock unit award granted effective October 15, 2014 under the 2014 Omnibus Plan to Ms. Gonzalez as part of her employment agreement vests as to 25% of the shares of our common stock on October 15 in each of calendar years 2015, 2016, 2017 and 2018, subject to her continued employment through each vesting date.

(4)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares of common stock subject to each such option on the first anniversary of the date of grant and as to 4.6875% of such shares at the end of each successive three-month period thereafter, subject to the Named Executive Officer’s continued employment through each vesting date.

(5)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares of common stock subject to each such option on March 15, 2015 and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the Named Executive Officer’s continued employment through each vesting date.

(6)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares of common stock subject to each such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the Named Executive Officer’s continued employment through each vesting date.

(7)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares of common stock subject to each such option on the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the Named Executive Officer’s continued employment through each vesting date.

2014 Options Exercised and Stock Vested Table

The following table sets forth, for each of the Named Executive Officers, the number of shares of our common stock acquired upon the vesting of restricted stock awards and restricted stock unit awards during the year ended December 31, 2014, and the aggregate value realized upon the vesting of such awards. For purposes of the table, the value realized is based upon the fair market value of our common stock on the various vesting dates. No stock options were exercised by the Named Executive Officers during 2014.

Name	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($)
Mr. Klein	41,054	$805,479
Mr. Simonson	75,000	$1,471,500
Ms. Gonzalez	—	—
Ms. Kerr	50,000	$981,000
Mr. Webb	9,375	$183,938
Mr. Sparks	149,502	$2,448,112

2014 Pension Benefits Table

The following table sets forth, for each of the Named Executive Officers, information about the pension benefits that have been earned by him or her under the LPP. The benefits to be received under the LPP depend, in part, upon the length of employment of each Named Executive Officer with us. The LPP was frozen to further benefit accruals as of December 31, 2005. Consequently, the information appearing in the column entitled “Number of Years of Credited Service” does not reflect any subsequent employment service.

The column entitled “Present Value of Accumulated Benefit” represents a financial calculation that estimates the cash value of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits disclosed for each Named Executive Officer follow the table.

Name(1)	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Mr. Klein	The Sabre, Inc. Legacy Pension Plan	7.5	$232,500	—
Mr. Simonson	—	—	—	—
Ms. Gonzalez	—	—	—	—
Ms. Kerr	—	—	—	—
Mr. Webb	The Sabre, Inc. Legacy Pension Plan	0.5	$6,900	—
Mr. Sparks	—	—	—	—

(1)	Messrs. Simonson and Sparks and Ms. Gonzalez and Ms. Kerr do not participate in the LPP.

(2)	Effective December 31, 2005, the LPP was frozen to further benefit accruals. Accordingly, the number of years reported in the “Number of Years Credited Service” column reflects employment only through that date.

(3)	The present value of the accumulated retirement benefit for each Named Executive Officer was calculated using a 4.36% discount rate, RP2014 White Collar projected generationally using Scale MP2014 converging to 0.75% in 2027, and assumed payable at the LPP’s earliest, unreduced retirement age of 62.

Summary Information

The LPP is a tax-qualified pension plan that was open to all employees who met the eligibility requirements until March 15, 2000 and that was frozen to further benefit accruals as of December 31, 2005.

Within the LPP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply as a legacy of our spin-off from American Airlines, Inc. The accrued benefit payable is the greatest benefit determined by the following four formulas:

1. Final Average Benefit Formula	Single Life Annuity equal to 1.667% of Final Average Compensation multiplied by Years of Credited Service

2. Basic Benefit Formula (Career Average)	Single Life Annuity equal to Prior Plan Basic Benefit as of 12/31/96, plus for service January 1, 1997-December 31, 2005: 1.25% x each year’s average monthly pay (up to $550) plus 2% x each year’s average monthly pay (over $550) multiplied by number of months worked in each year as a participant in LPP through December 31, 2005

3. Social Security Offset Formula:	Single Life Annuity equal to 2% of Final Average Annualized Compensation x Years of Credited Service minus 1.5% of Annual Social Security benefit x Years of Credited Service (up to a maximum of 50% of the Social Security benefit)

4. Minimum Benefit Formula	Single Life Annuity equal to Minimum Benefit Rate (Minimum Benefit Rate is equal to $282 if Final Average Annualized Compensation is less than $15,000; otherwise it is $288) multiplied by Years of Credited Service

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base salary and commissions, but excludes bonuses, overtime pay, premium pay, shift differentials, variable compensation, profit sharing awards, expense reimbursements, and expense allowances.

The benefit formulas set forth above describe the pension benefits in terms of a single life annuity. Participants are eligible to receive their benefits in other payment forms, however, including lump sums, joint and survivor annuities, period certain annuities, and level income payments. No matter which form of payment a participant may select, each has the same actuarially equivalent value.

In addition, the LPP provides an option for early retirement. At age 62 or greater with at least 10 years of service, a participant may commence an unreduced benefit. A participant who is between the ages of 55 and 62 with at least 15 years of service may begin a benefit reduced by 3% for each year the benefit commences prior to age 62. Finally, in the case of a participant less than age 62 with at least 10 years of service but not more than 15 years of service, he or she may begin a benefit reduced 3% for each year prior to age 65.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during 2014.

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers as described below.

Typically, these agreements provide for employment for a specified period of time (typically, two or three years), subject to automatic renewal for additional one-year terms unless either party provided written notice of non-renewal in accordance with the terms and conditions of the agreement.

In addition, these agreements included the Named Executive Officer’s initial base salary or base salary at the time the agreement was executed, an annual bonus opportunity under our EIP, and standard employee benefit plan and program participation. Occasionally, these agreements also provided for a recommended equity award grant to be submitted to our Board of Directors for approval, with an exercise price, in the case of an option to purchase shares of our common stock, equal to the fair market value of the shares of our common stock on the date of grant and subject to our specified vesting requirements. These offers of employment were each subject to covenants during the period of employment and for a specified period thereafter involving non-solicitation of customers, suppliers, and employees, non-competition, and non-disclosure of confidential information and trade secrets.

Mr. Klein

On August 14, 2013, we entered into a new employment agreement with Mr. Klein in connection with his appointment as our CEO that provides for his general employment terms, including certain compensation arrangements. Mr. Klein’s employment agreement also provides for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Klein’s initial annual base salary in connection with his appointment as CEO was set at $900,000, less applicable withholding taxes, and is subject to annual review for a possible increase (but not decrease). See “2014 Summary Compensation Table” for information on Mr. Klein’s base salary paid in 2014. Mr. Klein is also eligible to receive an annual target bonus based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target bonus opportunity equal to 125% of his then-current annual base salary and a maximum bonus opportunity equal to 200% of his then-current annual base salary.

Further, Mr. Klein was granted an option to purchase 198,563 shares of our common stock with an exercise price equal to the fair market value of such shares of common stock on the date of grant and a restricted stock unit award covering 66,188 shares of our common stock. The option was to vest as to 25% of the shares of our common stock subject to the option on the date of grant and thereafter as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award was to vest as to 25% of the shares of our common stock subject to such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date, we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year. The vesting of the shares of common stock subject to these equity awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Subsequently, on October 25, 2013, to give effect to its original objective of providing Mr. Klein with a long-term incentive compensation opportunity with a grant date fair value of approximately $3,500,000 which was not accomplished with the awards described above, our Board of Directors granted Mr. Klein an additional option to purchase 200,221 shares of our common stock with an exercise price equal to the fair market value of such shares of common stock on the date of grant and a restricted stock unit award covering 78,030 shares of our common stock. These equity awards were subject to vesting requirements similar to the vesting requirements applicable to the equity awards granted to Mr. Klein at the time that we entered into the new employment agreement with him.

Mr. Simonson

Effective March 11, 2013, we entered into an employment agreement with Mr. Simonson in connection with his appointment as our Executive Vice President and Chief Financial Officer that provided for his general employment terms, including certain compensation arrangements. Mr. Simonson’s employment agreement also provides for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Simonson received an initial annual base salary of $600,000, less applicable withholding taxes, which is subject to annual review for a possible increase

(but not decrease). See “2014 Summary Compensation Table” for information on Mr. Simonson’s base salary paid in 2014. Mr. Simonson also received a one-time “sign on” bonus in the amount of $120,000, subject to repayment under certain conditions.

Mr. Simonson is also eligible to receive an annual target bonus based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target bonus opportunity equal to 80% of his then-current annual base salary.

Further, Mr. Simonson was granted an option to purchase 600,000 shares of our common stock with an exercise price equal to the fair market value of such shares of common stock on the date of grant and a restricted stock unit award covering 300,000 shares of our common stock. The option to purchase shares of our common stock vests as to 25% of the shares of common stock subject to such option on the first anniversary of the date of grant and thereafter as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date, we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to his continued employment through each vesting date. The vesting of the shares of common stock subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Ms. Gonzalez

Effective September 22, 2014, we entered into an employment agreement with Ms. Gonzalez in connection with her appointment as our Executive Vice President and General Counsel that provides for her general employment terms, including certain compensation arrangements. Ms. Gonzalez’s employment agreement also provides for specified payments and benefits in the event of her termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of her employment agreement, Ms. Gonzalez received an initial annual base salary of $465,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See “2014 Summary Compensation Table” for information on Ms. Gonzalez’s base salary paid in 2014. Ms. Gonzalez also received a one-time “sign-on” bonus in the amount of $75,000, subject to repayment under certain conditions, of which $50,000 was paid in 2014.

Ms. Gonzalez is also eligible to receive an annual bonus based on her attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with her initial target bonus opportunity equal to 80% of her then-current annual base salary.

Further, Ms. Gonzalez was granted an option to purchase 230,978 shares of our common stock with an exercise price equal to the fair market value of such shares of common stock on the date of grant and a restricted stock unit award covering 55,339 shares of our common stock. The option to purchase shares of our common stock vests as to 25% of the shares of common stock subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to her continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on October 15 in each of calendar years 2015, 2016, 2017, and 2018, subject to her continued

employment through each vesting date. The vesting of the shares of common stock subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Ms. Kerr

Effective March 11, 2013, we entered into an employment agreement with Ms. Kerr in connection with her appointment as our Executive Vice President and Chief Product and Technology Officer that provides for her general employment terms, including certain compensation arrangements. Ms. Kerr’s employment agreement also provides for specified payments and benefits in the event of her termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of her employment agreement, Ms. Kerr received an initial annual base salary of $500,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See “2014 Summary Compensation Table” for information on Ms. Kerr’s base salary paid in 2014. Ms. Kerr also received a one-time “sign on” bonus in the amount of $225,000, subject to repayment under certain conditions.

Ms. Kerr is also eligible to receive an annual target bonus based on her attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with her initial target bonus opportunity equal to 80% of her then-current annual base salary.

Under the terms of her employment agreement, Ms. Kerr was eligible to receive a lump-sum payment in the amount of $250,000 to assist her in defraying the costs of relocating her residence to Dallas, Texas, subject to her execution of an appropriate repayment agreement with us.

Further, Ms. Kerr was granted an option to purchase 600,000 shares of our common stock with an exercise price equal to the fair market value of such shares of common stock on the date of grant and a restricted stock unit award covering 200,000 shares of our common stock. The option to purchase shares of our common stock vests as to 25% of the shares of common stock subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to her continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date, we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to her continued employment through each vesting date. The vesting of the shares of common stock subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Webb

Effective January 31, 2011, we entered into an employment agreement with Mr. Webb in connection with his appointment as our Executive Vice President and President, Sabre Travel Network that provided for his general employment terms, including certain compensation arrangements. Mr. Webb’s employment agreement also provides for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Webb received an initial annual base salary of $350,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See “2014 Summary Compensation Table” for information on Mr. Webb’s base salary paid in 2014.

Mr. Webb is also eligible to receive an annual target bonus based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target bonus opportunity equal to 60% of his then-current annual base salary.

Mr. Sparks

Effective March 22, 2011, Mr. Sparks entered into an employment agreement with our wholly-owned subsidiary, Travelocity.com LP, in connection with his appointment as Executive Vice President and President and CEO of Travelocity that provided for his general employment terms, including certain compensation arrangements. Mr. Sparks’ employment agreement also provided for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Sparks’ employment agreement provided for an initial annual base salary of $600,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). Mr. Sparks was also eligible to receive an annual target bonus based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target bonus opportunity equal to 80% of his then-current annual base salary.

Further, Mr. Sparks was granted equity awards in the form of a restricted stock award covering 354,191 shares of our common stock and a tandem stock appreciation right covering 2,931,035 shares of the stock or units of each of Travelocity Holdings, Inc. and Travelocity.com LLC, respectively, with a strike price equal to the fair market value of such shares and common units on the date of grant. The restricted stock award was to vest as to one-third of the total number of shares of our common stock subject to such award on each of the first, second, and third anniversaries of the date of grant, subject to his continued employment through each vesting date. The tandem stock appreciation right was to vest as to 25% of the shares of the common stock of Travelocity Holdings, Inc. and common units of Travelocity.com LLC subject to such awards on the first anniversary of the date of grant and as to 4.6875% of such shares and common units at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The stock appreciation right could also be exercised for cash or shares of our common stock, in the good faith discretion of our Board of Directors.

In May 2012, we cancelled the tandem stock appreciation right and granted Mr. Sparks a new stock appreciation right covering 2,931,035 shares of the stock or common units of each of Travelocity Holdings, Inc. and Travelocity.com LLC with a strike price equal to the fair market value of such shares and common units on the date of grant. Generally, this award was subject to the terms and conditions of the prior stock appreciation right award agreement.

In November 2012, we granted Mr. Sparks a restricted stock unit award with an aggregate value of $3,000,000 which was to vest as to certain prescribed values in six installments on December 15, 2012, June 15 and December 15 of 2013 and 2014, and on June 15, 2015, in each case, subject to his continued employment through each such vesting date. In connection with this restricted stock unit award, Mr. Sparks agreed that, as a condition of his right to settlement of the award, he would forfeit up to 30% of the number of unvested shares and common units subject to his stock appreciation right, with the forfeiture of such shares and common units occurring in three equal installments on December 15, 2012, June 15, 2013, and December 15, 2013, respectively.

Mr. Sparks’ employment and employment agreement were each terminated on April 28, 2014.

See “Potential Payments upon Termination or Change in Control—Mr. Sparks’ Post-Employment Compensation.”

Potential Payments upon Termination or Change in Control

Each of the current Named Executive Officers is eligible to receive certain payments and benefits under his or her employment agreement in connection with his or her termination of employment under various circumstances, including following a change in control of Sabre.

The estimated potential payments and benefits payable to each Named Executive Officer in the event of a termination of employment as of December 31, 2014 are described below.

The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of the shares of our common stock. Although we have entered into written arrangements to provide these payments and benefits to the Named Executive Officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the Named Executive Officers on post-employment compensation terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested options to purchase shares of our common stock that he or she held. For more information about the Named Executive Officers outstanding equity awards as of December 31, 2014, see “2014 Outstanding Equity Awards at Fiscal Year-End Table.”

Along with the payments and benefits described in a Named Executive Officer’s individual post-employment compensation arrangement, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

Mr. Klein

Under his employment agreement with us, Mr. Klein is eligible to receive certain payments and benefits in the event of a termination of his employment by us without “cause” or a termination of employment by him for “good reason” (as each of these terms is defined in his employment agreement). For these purposes, a termination of employment by us as a result of notice of non-renewal at the end of any then-current term will be deemed for all purposes as a termination of employment without “cause.”

In the event of a termination of employment by us without “cause” or by him for “good reason,” Mr. Klein, upon execution of a binding agreement and general release of claims in our favor, will be eligible to receive:

¡	An amount equal to 200% of his then-current annual base salary (paid in installments over a period of 24 months following the date of termination),

¡	An amount equal to any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination of employment,

¡	If the termination of employment occurs more than six months following the beginning of a fiscal year and prior to the date that any bonus earned with respect to such fiscal year is paid, a pro rata bonus for the year of termination of employment based on actual performance for the relevant fiscal year, and

¡	Continued medical, dental, and vision insurance coverage for him and his eligible dependents for the 12-month period following the date of termination; provided, however, that if he becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

In the case of Mr. Klein’s death or if his employment is terminated as a result of his disability (as well as in the event of a termination of employment by us without “cause” or by him for “good reason”), he will be eligible to receive (i) his base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, and (iii) payment for any accrued but unused vacation time (the “Accrued Obligations”). In addition to the foregoing amounts, if his employment is terminated in the case of his death, Mr. Klein’s estate or beneficiaries are eligible to receive an amount equal to a pro rata portion of his annual bonus for the year of termination of employment, based on actual performance for the relevant fiscal year. The Accrued Obligations also are payable to him in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by him.

In addition, in the event that Mr. Klein terminates his employment with us, he agrees to resign his position as a member of our Board of Directors (and any other positions he holds by virtue of his employment with us), at our request.

Definitions for Mr. Klein’s Post-Employment Compensation Arrangements

Under Mr. Klein’s employment agreement, “cause” means (i) willful misconduct or gross negligence that is materially injurious to us, any affiliated entity, or the Principal Stockholders at the time of execution of the employment agreement, (ii) any knowing or deliberate violation of any of the covenants set forth in the employment agreement, (iii) any material breach or violation of any material policy of our Board of Directors which is not promptly remedied following notification of such breach or violation, (iv) any deliberate and persistent failure to perform or honor an express written directive of our Board of Directors, or (v) the indictment for, or a plea of nolo contendere to, a felony or other serious crime that could reasonably be expected to result in material harm to us.

Under Mr. Klein’s employment agreement, “good reason” means any of the following events which occur without his written consent: (i) any materially adverse change to his responsibilities, duties, authority, or status from those set forth in the employment agreement or any materially adverse change in his positions, titles, or reporting responsibility (provided, however, that becoming publicly-traded is expressly deemed not a material adverse change), (ii) a relocation of his principal business location to an area outside a 50 mile radius of its current location or a moving of him from our headquarters, (iii) a failure of any of our successors to assume in writing any obligations arising out of his employment agreement, (iv) a reduction of his annual base salary or target bonus or payments due under his employment agreement in connection with his employment (provided, however, that a reduction in base salary or target bonus of less than 5% that is proportionately applied to our employees generally will not constitute Good Reason), or (v) a material breach by us of his employment agreement or any other material agreement with him relating to his compensation.

Other Named Executive Officers

Under their employment agreements with us, Messrs. Simonson and Webb and Ms. Gonzalez and Ms. Kerr are eligible to receive certain payments and benefits in the event of a termination of their employment by us without “cause” or a termination of employment by the Named Executive Officer for “good reason” (as each of these terms is defined in his or her employment agreement). For these purposes, a termination of employment by us as a result of notice of non-renewal at the end of any then-current term will be deemed for all purposes as a termination of employment without “cause.”

In the event of a termination of employment by us without “cause” or by a Named Executive Officer for “good reason,” the Named Executive Officer, upon execution of a binding agreement and general release of claims in our favor, will be eligible to receive:

¡	An amount equal to 150% of the sum of his or her then-current annual base salary and target bonus opportunity (prorated and paid in installments over a period of 18 months following the date of termination), and

¡	Continued medical, dental, and vision insurance coverage for him or her and his or her eligible dependents for the 18-month period following the date of termination; provided, however, that if he or she becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

In the case of a Named Executive Officer’s death or disability (as well as in the event of a termination of employment by us without “cause” or by a Named Executive Officer for “good reason”), he or she will be eligible to receive (i) his or her base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (iii) payment for any accrued but unused vacation time, and (iv) an amount equal to any accrued but unpaid annual bonus for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual bonus for the immediately preceding year, are payable to a Named Executive Officer in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by a Named Executive Officer.

Definitions for Other Named Executive Officer Post-Employment Compensation Arrangements

Under the employment agreements of Messrs. Simonson and Webb and Ms. Gonzalez and Ms. Kerr, “cause” means any of the following events: (i) a majority of our Board of Directors determines that the Named Executive Officer (A) was guilty of gross negligence or willful misconduct in the performance of his or her duties for us, (B) materially breached or violated any agreement between him or her and us or any material policy in our code of conduct or similar employee conduct policy, or (C) committed an act of dishonesty or breach of trust with regard to us, any of our subsidiaries or affiliates, or (ii) the Named Executive Officer is indicted for, or pleads guilty or nolo contendere to, a felony or other crime of moral turpitude.

Under the employment agreements of Messrs. Simonson and Webb and Ms. Gonzalez and Ms. Kerr, “good reason” means any of the following events which occur without the Named Executive Officer’s consent: (i) any materially adverse change to his or her responsibilities, duties, authority, or status or materially adverse change in his or her positions, titles, or reporting responsibility (provided, however, that our becoming or ceasing to be publicly-traded is expressly deemed not to be a material adverse change), (ii) a relocation of his or her principal business location to an area outside a 50 mile radius of its current location or a moving of him or her from our headquarters, (iii) a failure of any of our successors to assume in writing any obligations arising out of his or her employment agreement, (iv) a reduction of his or her annual base salary or target bonus or payments due under his or her employment agreement in connection with his or her employment (provided, however, that a reduction in base salary or target bonus of less than 5% that is proportionately applied to our employees generally will not constitute Good Reason), or (v) a material breach by us of his or her employment agreement or any other material agreement with him or her relating to his or her compensation.

Equity Awards

Generally, under our 2007 Management Equity Incentive Plan (as amended in 2010), our 2012 Management Equity Incentive Plan, and our 2014 Omnibus Plan, in the event of a termination of employment:

¡	all outstanding unvested time-based options to purchase shares of our common stock and other unvested time-based equity awards (and awards where all restrictions have not lapsed) expire, and

¡	all outstanding vested and unexercised options to purchase shares of our common stock may continue to be exercised within 90 days following the date of the termination of employment, other than a termination for cause (extended to a one-year period if the termination of employment is due to disability or death).

Further, under our 2007 Management Equity Incentive Plan (as amended in 2010) and our 2012 Management Equity Incentive Plan, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

¡	any outstanding and unvested time-based options to purchase shares of our common stock shall vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan, and

¡	any shares of our common stock subject to restricted stock unit awards granted under our 2012 Management Equity Incentive Plan that would have vested on the first vesting date following the executive officer’s termination of employment will vest if a percentage of our EBITDA target for the fiscal year immediately preceding the vesting date is met, as determined by our Board of Directors.

In addition, performance-based options to purchase shares of our common stock may vest and become exercisable upon a change in control of Sabre, to the extent the transaction results in a liquidity event as defined in the 2007 Management Equity Incentive Plan.

Further, under our 2014 Omnibus Plan, except as otherwise provided in the award agreement, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason, or if following a change in control of Sabre, the outstanding awards are not assumed, continued or substituted by the surviving corporation, then all restrictions applicable to awards granted under the 2014 Omnibus Plan will lapse as of the time of the change in control, and any unvested award will become fully exercisable and vested as of the time of the change in control.

The terms of the 2014 grant agreements under the 2014 Omnibus Plan provide that, if awards and grants are not assumed and if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

¡	any outstanding and unvested time-based options to purchase shares of our common stock shall vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan,

¡	any shares of our common stock subject to restricted stock unit awards granted under our 2014 Omnibus Plan that would have vested on the first vesting date following the executive officer’s termination of employment and that are subject to performance achievement will vest if a percentage of our revenue target for the fiscal year in which the award was granted was met, as determined by our Board of Directors, and

¡	any shares of our common stock subject to restricted stock unit awards granted under our 2014 Omnibus Plan that would have vested on the first vesting date following the executive officer’s termination of employment based on vesting dates alone and that do not have any performance requirements set-forth in the award agreements will vest.

The table below provides an estimate of the value of such accelerated vesting of outstanding and unvested equity awards assuming that a change in control of Sabre and a qualifying termination of employment occurred on December 31, 2014 and assuming a stock price of $20.27 per share, the closing price of a share of our common stock on NASDAQ as of such date. The table below also reflects the assumption that, as of December 31, 2014, based on this valuation, a liquidity event has occurred and, consequently, all of the shares of our common stock subject to the performance-based options would have vested. The table further reflects the assumption that, as of December 31, 2014, the EBITDA target level for 2014 in respect of the restricted stock unit awards granted under our 2012 Equity Incentive Plan and the revenue target level for 2014 under our 2014 Omnibus Plan would have been met, and therefore the next tranche of the shares of our common stock subject to such restricted stock unit awards would have vested, while the remaining unvested tranches of such shares would have been forfeited.

We have entered into certain non-competition agreements with the Named Executive Officers that restrict their ability to compete with us during a specified post-employment period.

Summary of Estimated Payments and Benefits

The following table summarizes the estimated post-employment payments and benefits that would have been payable to the current Named Executive Officers in the event that their employment had been terminated or a change in control of Sabre had occurred as of December 31, 2014. No post-employment compensation is payable to any Named Executive Officer who voluntarily terminates his or her employment with us (other than a voluntary resignation for good reason). The information set forth in the table is based on the assumption, in each case, that termination of employment or the change in control of Sabre occurred on December 31, 2014. Pension benefits, which are described elsewhere in this registration statement of which this prospectus forms a part, are not included in the table, even though they may become payable at the times specified in the table.

Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Triggering Event(1)	Mr. Klein(2)	Mr. Simonson(3)	Ms. Gonzalez(4)	Ms. Kerr(5)	Mr. Webb(6)
Involuntary Termination of Employment Not in Connection With Change in Control
Base Salary	$1,840,000	$945,000	$697,500	$855,000	$750,000
Annual Bonus	$1,223,115	$756,000	$558,000	$684,000	$600,000
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock Unit Awards	—	—	—	—	—
Health and Welfare Benefits	$29,029	$24,619	$15,089	$7,942	$29,029
Outplacement Services(10)	$25,000	$25,000	$25,000	$25,000	$25,000
Total	$3,117,144	$1,750,619	$1,295,589	$1,571,942	$1,404,029
Involuntary Termination of Employment in Connection With Change in Control(7)(11)
Base Salary	$1,840,000	$945,000	$697,500	$855,000	$750,000
Annual Bonus	$1,223,115	$756,000	$558,000	$684,000	$600,000
Accelerated Vesting of Stock Option(8)	$7,577,431	$3,717,814	$1,134,102	$3,689,941	$2,111,506
Accelerated Vesting of Restricted Stock/Restricted Stock Unit Awards(9)	$1,994,242	$1,816,461	$280,431	$1,275,535	$429,278
Health and Welfare Benefits	$29,029	$24,619	$15,089	$7,942	$29,029
Outplacement Services(10)	$25,000	$25,000	$25,000	$25,000	$25,000
Total	$12,688,817	$7,284,894	$2,710,122	$6,537,418	$3,944,813

(1)	The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the Named Executive Officers had their employment been terminated on December 31, 2014 for each of the following reasons: a termination of employment without cause or a termination of employment by a Named Executive Officer for good reason (including following a change in control of Sabre). The calculations are based on the closing price of our common stock on December 31, 2014 of $20.27 per share.

(2)	For purposes of this analysis, Mr. Klein’s compensation is assumed to be as follows: base salary equal to $920,000, 2014 target annual bonus opportunity of $1,380,000, outstanding unvested options subject to time-based vesting requirements to purchase 474,851 shares of our common stock, the vesting of which all such shares would accelerate, outstanding unvested options subject to performance-based vesting requirements to purchase 328,500 shares of our common stock, the vesting of which all of such shares would accelerate, and outstanding unvested restricted stock unit awards subject to time-based vesting requirements covering 352,481 shares of our common stock, the vesting of which the next tranche of each such shares would accelerate. In the event of his death, Mr. Klein’s heirs or estate is eligible to receive a pro rata portion of his target annual cash bonus opportunity for the year of his death, based on our actual performance for the year, which is estimated to be $1,223,115 as of December 31, 2014.

(3)	For purposes of this analysis, Mr. Simonson’s compensation is assumed to be as follows: base salary equal to $630,000, a target annual bonus opportunity of $504,000, outstanding unvested options to purchase 404,788 shares of our common stock, the vesting of which all such shares would accelerate, and outstanding unvested restricted stock unit awards covering 283,453 shares of our common stock, the vesting of which the next tranche of each such shares would accelerate.

(4)	For purposes of this analysis, Ms. Gonzalez’s compensation is assumed to be as follows: base salary equal to $465,000, a target annual bonus opportunity of $372,000, outstanding unvested options to purchase 230,978 shares of our common stock, the vesting of which all of such shares would accelerate, and outstanding unvested restricted stock unit awards covering 55,339 shares of our common stock, the vesting of which the next tranche of each such shares would accelerate.

(5)	For purposes of this analysis, Ms. Kerr’s compensation is assumed to be as follows: base salary equal to $570,000, a target annual bonus opportunity of $456,000, outstanding unvested options to purchase 397,024 shares of our common stock, the vesting of which all of such shares would accelerate, and outstanding unvested restricted stock unit awards covering 201,709 shares of our common stock, the vesting of which the next tranche of each such shares would accelerate.

(6)	For purposes of this analysis, Mr. Webb’s compensation is assumed to be as follows: base salary equal to $500,000, a target annual bonus opportunity of $400,000, outstanding unvested options to purchase 218,411 shares of our common stock, the vesting of which all such shares would accelerate, and outstanding unvested restricted stock unit awards covering 75,337 shares of our common stock, the vesting of which of the next tranche of each such shares would accelerate.

(7)	The change-in-control calculations assume that on December 31, 2014 (i) a change-in-control of Sabre occurred and (ii) the employment of each of the Named Executive Officer’s was terminated without “cause.” No payments or benefits would have been payable solely as a result of a change in control of Sabre other than the vesting of some of the options subject to performance-based vesting granted under our 2007 Management Equity Incentive Plan (as amended in 2010). The value of the acceleration of the performance-based vesting options in connection with a change-in-control (absent a termination of employment) occurring on December 31, 2014, assuming a liquidity event has occurred, is $5,016,195 for Mr. Klein.

(8)	This amount represents the “intrinsic” value of outstanding and unvested options subject to time-based and performance-based vesting requirements to purchase shares of our common stock based on a stock price of $20.27 per share.

(9)	This amount represents the fair market value of the next vesting tranche of the shares of our common stock subject to such restricted stock units based on a stock price of $20.27 per share.

(10)	Pursuant to our policy, we also provide the Named Executive Officers with a one-time payment for outplacement services.

(11)	The potential payments and benefits reflect the maximum amounts that may be paid. Should the actual payments and benefits trigger an excise tax under Section 4999 of the Code, pursuant to Mr. Klein, Ms. Gonzalez’s and Ms. Kerr’s employment agreements, each will either (x) have his or her payments reduced to the extent necessary to avoid the excise tax or (y) receive the full payment and be subject to the excise tax, whichever results in a better net after-tax benefit to Mr. Klein, Ms. Gonzalez or Ms. Kerr, respectively.

Mr. Sparks’ Post-Employment Compensation

In connection with the restructuring of Travelocity, Mr. Sparks departed Sabre on April 28, 2014. Pursuant to the terms and conditions of his employment agreement, upon his termination of employment Mr. Sparks received the following payments and benefits:

¡	An amount equal to 100% of the sum of his then-current annual base salary and target bonus opportunity, with such amount being paid in installments over a period of 18 months following the date of his termination of employment ($1,080,000, of which $720,000 was paid during 2014), and

¡	Continued medical, dental, and vision insurance coverage for him and his eligible dependents for the 18-month period following the date of his termination of employment (which, in view of his subsequent re-employment, resulted in a cost to us of $10,942 in 2014).

In addition, we agreed to accelerate the vesting of his outstanding restricted stock unit awards that were scheduled to vest from June 15, 2014 to April 28, 2014, with an intrinsic value resulting from the acceleration of $41,053. He forfeited his restricted stock unit awards that were scheduled to vest on December 15, 2014 and June 15, 2015. We also agreed to accelerate the payment of his cash award agreement, originally scheduled to be paid on September 15, 2014, to be paid within 30 days of April 28, 2014. The payment was made at the target amount of $1,500,000. The second payment under Mr. Sparks’ cash award agreement to be paid in 2015 was cancelled, as Mr. Sparks had departed the organization in 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on the number of shares of common stock outstanding as of February 28, 2015. Except as disclosed in the footnotes to the table below and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2015 for:

¡	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock,

¡	each of our named executive officers,

¡	each of our directors, and

¡	all of the executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092.

	Shares of Common Stock Beneficially Owned(1)
	Number	Percent
5% Stockholders:
TPG Funds(2)	86,927,968	32.2%
Silver Lake Funds(3)	53,494,152	19.8%
Sovereign Co-Invest, LLC(4)	44,889,932	16.6%
Vulcan Venture Partners, LLC(5)	14,447,669	5.3%

Named Executive Officers and Directors:
Tom Klein(6)	2,565,588	*
Richard Simonson(7)	454,437	*
Rachel Gonzalez	—	—
Deborah Kerr(8)	412,041	*
Gregory Webb(9)	774,477	*
Carl Sparks**	274,931	*
George Bravante, Jr. (10)	1,246	*
Lawrence W. Kellner(11)	135,000	*
Gary Kusin(12)	5,995	*
Greg Mondre(13)	—	—
Judy Odom(14)	5,995	*
Joseph Osnoss(15)	—	—
Karl Peterson(16)	—	—

All Executive Officers and Directors as a group (15 Persons)(17)	6,201,800	2.3%

*	Represents beneficial ownership of less than 1%.

**	Shares owned as of October 13, 2014.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	The TPG Funds hold an aggregate of 86,927,986 shares of common stock (the “TPG Shares”) consisting of: (a) 6,686,617 shares of common stock held by TPG Partners IV, a Delaware limited partnership, (b) 79,864,004 shares of common stock held by TPG Partners V, a Delaware limited partnership, (c) 208,884 shares of common held by TPG FOF V-A, a Delaware limited partnership, and (d) 168,463 shares of common stock held by TPG FOF V-B, a Delaware limited partnership. The general partner of TPG Partners IV is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (“Holdings I”). The general partner of each of TPG Partners V, TPG FOF V-A and TPG FOF V-B is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole members is Holdings I. The general partner of Holdings I is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the TPG Shares. The address of each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)	The Silver Lake Funds hold an aggregate of 53,494,152 shares of common stock (the “Silver Lake Shares”) consisting of: (a) 53,276,451 shares of common stock held by Silver Lake Partners II, L.P., a Delaware limited partnership, and (b) 217,701 shares of common stock held by Silver Lake Technology Investors II, L.P., a Delaware limited partnership. The general partner of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. is Silver Lake Technology Associates II, L.L.C., a Delaware limited liability company, whose managing member is Silver Lake Group, L.L.C., a Delaware limited liability company. The managing members of Silver Lake Group, L.L.C. are Michael Bingle, James Davidson, Egon Durban, Kenneth Hao and Greg Mondre. The address for Messrs. Bingle and Mondre is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, NY 10019. The address for Messrs. Davidson, Durban and Hao, the Silver Lake Funds and their direct and indirect general partners is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(4)	Sovereign Co-Invest, LLC, a Delaware limited liability company (“Sovereign Co-Invest”), holds 44,889,932 shares of common (the “Co-Invest Shares”), which is managed by a Management Committee consisting of one manager designated by Silver Lake Partners II, L.P. and one manager designated by TPG GenPar V, L.P. Greg Mondre has been designated by Silver Lake Partners II, L.P., and Karl Peterson has been designated by TPG GenPar V, L.P. The managing member of Sovereign Co-Invest, LLC is Sovereign Manager Co-Invest, LLC, a Delaware limited liability company. The members of Sovereign Manager Co-Invest, LLC are TPG GenPar V, L.P. and Silver Lake Partners II, L.P. The address of Sovereign Co-Invest is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)	The number of shares of our common stock beneficially owned by Vulcan Value Partners, LLC (“Vulcan”) is based on the Schedule 13G filed by Vulcan with the SEC on February 17, 2015 (the “Vulcan 13G”). According to the Vulcan 13G, (i) the address of Vulcan is Three Protective Center, 2801 Highway South, Suite 300, Birmingham, AL 35223, (ii) Vulcan has sole voting power with respect to 13,090,267 shares and sole dispositive power with respect to 14,447,669 shares and did not have shared voting or dispositive power as to any shares, and (iii) various persons, including the investment companies and owners of the separate accounts to which Vulcan serves as investment adviser, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that are the subject of the Vulcan 13G and not more than 5% of the shares is owned by any one client advised by Vulcan.

(6)	Includes 2,237,482 shares of common stock underlying options that are currently exercisable or exercisable within 60 days of February 28, 2015 for shares of common stock and 98,384 performance-based restricted stock units that vest within 60 days of February 28, 2015.

(7)	Includes 316,822 shares of common stock underlying options that are currently exercisable or exercisable within 60 days of February 28, 2015 for shares of common stock and 89,613 performance-based restricted stock units that vest within 60 days of February 28, 2015.

(8)	Includes 314,881 shares of common stock underlying options that are currently exercisable or exercisable within 60 days of February 28, 2015 for shares of common stock and 62,927 performance-based restricted stock units that vest within 60 days of February 28, 2015.

(9)	Includes 753,299 shares of common stock underlying options that are currently exercisable or exercisable within 60 days of February 28, 2015 for shares of common stock and 21,178 performance-based restricted stock units that vest within 60 days of February 28, 2015.

(10)	Consists of 1,246 time-based restricted stock units that vest within 60 days of February 28, 2015.

(11)	Includes 75,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days of February 28, 2015 for shares of common stock.

(12)	Gary Kusin, who is one of our directors, is a TPG senior advisor. Mr. Kusin has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Kusin is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. Includes 1,499 time-based restricted stock units that vest within 60 days of February 28, 2015.

(13)	Greg Mondre, who is one of our directors, is a Managing Partner and Managing Director of Silver Lake. Mr. Mondre has no voting or investment power over, and disclaims beneficial ownership of, the Silver Lake Shares. The address for Mr. Mondre is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019.

(14)	Includes 1,499 time-based restricted stock units that vest within 60 days of February 28, 2015.

(15)	Joseph Osnoss, who is one of our directors, is a Managing Director of Silver Lake. Mr. Osnoss has no voting or investment power over, and disclaims beneficial ownership of, the Silver Lake Shares. The address for Mr. Osnoss is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019.

(16)	Karl Peterson, who is one of our directors, is a TPG Partner. Mr. Peterson has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Peterson is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(17)	Includes 5,395,163 shares of common stock underlying options that are currently exercisable or exercisable within 60 days of February 28, 2015, 4,244 time-based restricted stock units that vest within 60 days of February 28, 2015 and 329,150 performance-based restricted stock units that vest within 60 days of February 28, 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, Board members or 5% or greater stockholders and their affiliates since January 1, 2014. We believe the terms and conditions in these agreements are reasonable and customary for transactions of these types.

We have adopted a written related party transaction policy. Pursuant to this policy, the Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and determining whether the transaction is fair, reasonable and within our policy, and whether it should be ratified or approved. The Audit Committee, in evaluating a transaction, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. If less than a majority of the members of the Audit Committee is qualified to ratify or approve a transaction, the Audit Committee will submit the transaction to the disinterested directors of the Board of Directors, who will apply the same factors to evaluate, ratify or approve the transaction. The Audit Committee will review, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related party transactions.

We did not have a written policy regarding the review and approval of related person transactions immediately prior to our initial public offering in April 2014. Nevertheless, with respect to these transactions, it was our policy for our Board of Directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests.

Stockholders’ Agreement

On March 30, 2007, we entered into the Stockholders’ Agreement with the Silver Lake Funds, the TPG Funds and Sovereign Co-Invest, which was amended and restated in connection with the completion of our initial public offering.

The Stockholders’ Agreement provides that the Silver Lake Funds and the TPG Funds will have certain nomination rights to designate candidates for nomination to our Board of Directors and, subject to any restrictions under applicable law or the NASDAQ rules, the ability to appoint members to each Board committee. In addition, the Stockholders’ Agreement contains agreements among the parties, including with respect to transfer restrictions, tag-along rights, drag-along rights and rights of first refusal. The Stockholders’ Agreement also provides that, so long as the Silver Lake Funds and the TPG Funds collectively own at least 40% of their collective Closing Date Shares, approval of at least a majority of the Board of Directors, including at least one director nominated for designation by the Silver Lake Funds and one director nominated by the TPG Funds must be obtained before we are permitted to take certain actions. In the case of a vacancy on our Board of Directors created by the removal or resignation of a director designated by the Silver Lake Funds or the TPG Funds, as applicable, the Stockholders’ Agreement requires us to nominate an individual designated by such entity for election to fill the vacancy. See “Corporate Governance—Stockholders’ Agreement” for additional information regarding the Stockholders’ Agreement.

Registration Rights Agreement

On March 30, 2007, we entered into a Registration Rights Agreement with the TPG Funds, the Silver Lake Funds and Sovereign Co-Invest, which was amended and restated in connection with the completion of our initial public offering in April 2014. This Registration Rights Agreement provides the

Silver Lake Funds and the TPG Funds with demand and shelf registration rights following the expiration of the 180-day lock-up period relating to the initial public offering and Sovereign Co-Invest with the right to participate in such demand and shelf registrations. In addition, the Registration Rights Agreement also provides the Principal Stockholders with piggyback registration rights on any registration statement, other than on Forms S-4, S-8 or any other successor form, to be filed by Sabre. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.

Under the Registration Rights Agreement, we have agreed to pay certain expenses related to any such registration to indemnify the Principal Stockholders against certain liabilities that may arise under the Securities Act of 1933, as amended.

Directors

Prior to our initial public offering, our directors (other than Messrs. Kellner and Kusin and Ms. Odom) were not compensated for their services as directors. For additional information on the compensation provided to our Board of Directors, see “Proposal 1: Election of Directors—Director Compensation Program.”

Management Services Agreement

On March 30, 2007, we entered into the MSA with affiliates of TPG and Silver Lake (the “Managers”) to provide us with management, advisory and consulting services. Pursuant to the MSA, we have been required to pay to the Managers management fees, payable quarterly in arrears, totaling to between $5 million to $7 million per year, the actual amount of which is calculated based upon 1% of Adjusted EBITDA, as defined in the MSA, earned by the company in such fiscal year up to a maximum of $7 million. During the years ended December 31, 2013, 2012 and 2011, the annual management fee paid to the Managers was $7 million in each year. Additionally, we reimbursed the Managers for all out-of-pocket expenses incurred by them or their affiliates in connection with services provided to us pursuant to the MSA. For the years ended December 31, 2013 and 2012 the amount reimbursed in expenses was $2 million and $1 million, respectively. For the year ended December 31, 2011, the amount reimbursed in expenses was not material. In connection with the completion our initial public offering in April 2014 and in contemplation of providing continued services to the company after the initial public offering, the Managers received a fee payable pursuant to the MSA in an amount equal to, in the aggregate, $21 million plus other unpaid fees and expenses and, thereafter, the MSA was terminated. The MSA included customary exculpation and indemnification provisions in favor of the affiliates of TPG and Silver Lake.

Management Stockholders’ Agreement

We and certain stockholders, including certain executive officers and directors, have entered into a management stockholders agreement (the “Management Stockholders’ Agreement”). The Management Stockholders’ Agreement contains certain agreements among the parties including with respect to call rights in certain specified situations for shares of common stock then-currently owned, drag along rights and tag along rights. Pursuant to the Management Stockholders’ Agreement, certain stockholders, which group of stockholders excludes our Principal Stockholders, have also agreed not to transfer, sell, assign, pledge, hypothecate or encumber any of the shares of common stock then-currently owned by such stockholder (which can be waived by us at our option at any time), subject to certain limited exceptions, at any time prior to the termination of such Management Stockholders’ Agreement. The restrictions on transfer have been waived with effect from October 14, 2014 for certain of our former employees who are party to the Management Stockholders’ Agreement holding approximately 3 million shares of common stock and 2 million stock options and with effect from November 21, 2014 for certain of our current and former employees who are party to the Management Stockholders’ Agreement holding approximately 1.3 million shares of common stock and 4.2 million stock options.

In addition, the Management Stockholders’ Agreement provides these stockholders with piggyback registration rights to participate on a pro rata basis in any registered offering in which the TPG Funds or the Silver Lake Funds are registering shares of common stock. Except with respect to the piggyback registration rights described immediately prior, the Management Stockholders’ Agreement terminates if our common stock is registered and if at least 20% of our total outstanding common stock trades regularly in, on or through the facilities of a securities exchange and/or inter-dealer quotation system or any designated offshore securities market, which conditions have been met.

Tax Receivable Agreement

Immediately prior to the completion of our initial public offering, we entered into a tax receivable agreement (“TRA”) that provides the right to receive future payments by us to stockholders and equity award holders that were our stockholders and equity award holders, respectively, immediately prior to the closing of our initial public offering (collectively, the “Pre-IPO Existing Stockholders”) of 85% of the amount of cash savings, if any, in U.S. federal income tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our initial public offering, including federal net operating losses (“NOLs”), capital losses and the ability to realize tax amortization of certain intangible assets (collectively, the “Pre-IPO Tax Assets”). Consequently, stockholders who are not Pre- IPO Existing Stockholders will only be entitled to the economic benefit of the Pre-IPO Tax Assets to the extent of our continuing 15% interest in those assets.

In addition, we will pay interest on the payments we will make to the Pre-IPO Existing Stockholders with respect to the amount of this cash savings from the due date (without extensions) of our tax return where we realize this savings to the payment date at a rate equal to LIBOR plus 1.00% per annum. Different timing rules will apply to payments under the TRA to be made to holders that, prior to the completion of the initial public offering, held stock options and restricted stock units (collectively, the “Pre-IPO Award Holders”). Such payments will generally be deemed invested in a notional account rather than made on the scheduled payment dates, and the account will be distributed on the fifth anniversary of the initial public offering, together with an amount equal to the net present value of such Pre-IPO Award Holder’s future expected payments, if any, under the TRA. Moreover, payments to holders of stock options that were unvested prior to the completion of our initial public offering are subject to vesting on the same schedule as such holder’s unvested stock options.

For purposes of the TRA, cash savings in income tax are computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the TRA. The term of the TRA commenced upon consummation of our initial public offering and continues until there is no potential for any future tax benefit payments.

Our counterparties under the TRA will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the TRA that are greater than our actual cash tax savings.

These payment obligations are our obligations and not obligations of any of our subsidiaries. The actual utilization of the Pre-IPO Tax Assets, as well as the timing of any payments under the TRA, will vary depending upon a number of factors, including the amount, character and timing of our and our subsidiaries’ taxable income in the future.

Based on current tax laws and assuming that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the TRA, we estimate that future payments under the TRA relating to the Pre-IPO Tax Assets to total $387 million and expect that 85% to 95% of the total payments will be made over the next six years (assuming no changes to current limitations on our ability to utilize our NOLs under Section 382 of the Internal Revenue Code (the “Code”)). Payments under the TRA are not conditioned upon the parties’ continuing ownership of the company.

We recognized an initial liability in respect of the TRA of $321 million after considering the valuation allowance of $66 million recorded against the Pre-IPO Tax Assets for the payments to be made under the TRA. The TRA liability was recorded as a reduction to additional paid-in capital and an increase to other noncurrent liabilities. No payments have been made under the TRA during the year ended December 31, 2014 and we do not expect material payments to occur prior to 2016. Any payments made under the TRA will be classified as a financing activity in our statement of cash flows. Changes in the utility of the Pre-IPO Tax Assets will impact the amount of the liability recorded in respect of the TRA. Changes in the utility of these Pre-IPO Tax Assets are recorded in income tax expense (benefit) and any changes in the obligation under the TRA are recorded in other expense. In the fourth quarter of 2014, we recognized a $66 million increase in the TRA liability with a corresponding charge to other, net in our consolidated statements of operations. The increase in the TRA liability was a result of a change in our valuation allowance maintained against our deferred tax assets. As of December 31, 2014, our TRA liability totaled $387 million. We plan to use cash flow from operations and availability under our credit facilities to fund this obligation.

If we undergo a Change of Control (as defined in the TRA), the TRA will terminate and we will be required to make a payment equal to the present value of future payments under the TRA, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a Change of Control, we will be required to make a payment equal to the present value of future payments under the TRA attributable to the Pre-IPO Tax Assets of such subsidiary that is sold or disposed of, applying the assumptions described above.

The TRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the TRA.

Certain transactions by Sabre could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the TRA with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the TRA, would be required to make a payment to our Pre-IPO Existing Stockholders even though we receive no cash from such income.

Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the TRA for specified reasons, these payments will be deferred and will accrue interest at a rate of LIBOR plus 1.00% per annum until paid.

In the event that any determinations must be made under or any dispute arises involving the TRA, the Pre-IPO Existing Stockholders will be represented by a shareholder representative that is an entity controlled by the TPG Funds and the Silver Lake Funds. In any such instance, should any representatives of the TPG Funds and the Silver Lake Funds then be serving on our Board of Directors, these directors will be excluded from decisions of the Board of Directors related to the relevant determination or dispute.

The TRA has been filed with the SEC as an exhibit to the Current Report on Form 8-K on April 23, 2014, and the foregoing description of the TRA is qualified by reference to that filing.

Certain Relationships

From time to time, we do business with other companies affiliated with the Principal Stockholders. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10 percent of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers, directors and 10 percent stockholders timely complied with their filing requirements for 2014.

2015 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2016 should be addressed to the Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, and must be received at this address no later than December 10, 2015. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Annual Meeting Advance Notice Requirements

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding the Annual Meeting of Stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, the Board of Directors may adopt by resolution the rules and regulations for the conduct of meetings. These advance notice provisions do not apply to the Silver Lake Funds or the TPG Funds so long as the Stockholders’ Agreement remains in effect. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

Householding

Some stockholders as of the record date who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single proxy package containing one annual report, one proxy statement and multiple proxy cards for each stockholder. This procedure helps us reduce printing and postage costs associated with providing our proxy materials.

Once you have received notice that your broker or Sabre will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, attention: Corporate Secretary, or by calling (682) 605-1000.

If, at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our printed proxy materials, please notify your broker if you hold your shares in street name or Sabre if you are a stockholder of record. You can notify us by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary.

By Order of the Board of Directors.

Steve Milton

Corporate Secretary

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

Telephone: (682) 605-1000

April 17, 2015

ANNUAL MEETING OF SABRE CORPORATION

Date:	Thursday, May 28, 2015
Time:	9:30 A.M. (Central Daylight Time)
Place:	3150 Sabre Drive, Southlake, Texas 76092

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1, 2 and 3 and 3 YEARS on proposal 4.
1:	Election of Directors (term to expire at the 2018 Annual Meeting of Stockholders)
		For		Withhold		Directors Recommend i
	01 Lawrence Kellner	☐		☐		For
	02 Judy Odom	☐		☐		For
	03 Karl Peterson	☐		☐		For
		For	Against	Abstain
2:	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2015.	☐	☐	☐		For
3:	To hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐		For
		1 year	2 years	3 years	Abstain	For 3 Years
4:	To hold an advisory vote on the frequency of the advisory stockholder vote on the compensation of our named executive officers.	☐	☐	☐	☐
In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements.
	To attend the meeting and vote your shares in person, please mark this box.			☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Sabre Corporation

to be held on Thursday, May 28, 2015

for Holders of Record as of March 30, 2015

This proxy is being solicited on behalf of the Board of Directors

INTERNET	TO VOTE BY:
TELEPHONE 866-206-5104

Go To www.proxypush.com/sabr • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Tom Klein, Rachel Gonzalez and Steve Milton, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sabre Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, AND FOR 3 YEARS IN ITEM 4.

All votes must be received by 5:00 P.M., Eastern Time, May 27, 2015.

PROXY TABULATOR FOR SABRE CORPORATION P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #

Revocable Proxy — Sabre Corporation

Annual Meeting of Stockholders

Thursday, May 28, 2015 9:30 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Tom Klein, Rachel Gonzalez and Steve Milton, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Sabre Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Thursday, May 28, 2015, 9:30 a.m. at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in Item 1, FOR Items 2 and 3, and for 3 YEARS in Item 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)